Exhibit 10.38

AMENDED AND RESTATED
REVOLVING CREDIT AND TERM LOAN AGREEMENT

AGREEMENT (this “Agreement”) is made and entered into as of the 4th day of September, 2009, by and between CVC CALIFORNIA, LLC, a Delaware limited liability company (the “Lender”), and GENERAL ENVIRONMENTAL MANAGEMENT, INC., a Nevada corporation (the “Borrower”);

W I T N E S S E T H :

WHEREAS, the Borrower and its Subsidiaries are engaged in the business of providing field services, technical services, transportation, off-site treatment, on-site treatment services, and environmental health and safety compliance services (collectively, the “Business Operations”); and

WHEREAS, the Lender and Borrower are parties to a Revolving Credit and Term Loan Agreement dated as of August 31, 2008 (the “Original Agreement”), pursuant to which the Lender has made available to the Borrower a revolving credit facility and a term loan; and

WHEREAS, in order to assist the Borrower to better manage its anticipated cash flow needs and conform its credit facilities with the needs of the Business Operations after giving effect to the sale by the Borrower of its Wholly-Owned Subsidiary, GEM Mobile Treatment Services, Inc., consummated on August 17, 2009, the Borrower has requested the Lender to restructure the credit facilities under the Original Agreement on the terms and conditions of this Agreement; and

WHEREAS, the Lender is willing and able to effect such restructuring on the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereby agree as follows:

I.              DEFINITIONS

Section 1.01.  Defined Terms.  In addition to the other terms defined elsewhere in this Agreement, as used herein, the following terms shall have the following meanings:

“Accounts” shall mean “accounts” (as defined in the UCC) of the Borrower and its Domestic Subsidiaries from time to time.

“Account Debtor” shall mean any Person who is obligated on an Account.

“Acquisition Agreement” shall mean the Stock Purchase Agreement dated as of August 31, 2008 by and between Island, the Seller, the Trust and GEM-DE.

“Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Advances” shall mean the principal amounts loaned to the Borrower from time to time pursuant to Section 2.01 below.

“Affiliate” shall mean, with respect to any Person, any other Person in Control of, Controlled by, or under common Control with the first Person, and any other Person who has a substantial interest, direct or indirect, in the first Person or any of its Affiliates, including, without limitation, any officer or director of the first Person or any of its Affiliates; provided, however, that neither the Lender nor any of its Affiliates shall be deemed an “Affiliate” of the Borrower for any purposes of this Agreement.  For the purpose of this definition, a “substantial interest” shall mean the direct or indirect legal or beneficial ownership of more than ten (10%) percent of any class of stock or similar interest.

“Agreement” shall mean this Amended and Restated Revolving Credit and Term Loan Agreement as it may from time to time be amended, modified, supplemented and/or restated.

“Applicable Law” shall mean all applicable provisions of all (a) constitutions, statutes, ordinances, rules, regulations and orders of all governmental and/or quasi-governmental bodies, (b) Government Approvals, and (c) order, judgments and decrees of all courts and arbitrators.

“Assignee Lender” has the meaning set forth in Section 8.02 below.

“Availability” shall mean the amount (if any) by which, at the time of determination, (a) the Revolving Credit Commitment exceeds (b) the outstanding principal amount of Advances.

“Board Observer Agreement” shall mean the letter agreement dated January 8, 2009 by and between the Borrower and the Lender, pursuant to which the Borrower has granted to the Lender certain observer rights with respect to the Board of Directors of the Borrower.

“Borrowing Base” shall mean an amount, determined in accordance with the most recent borrowing base report provided to the Lender under Section 5.04(d) below, equal to (a) 85% of Eligible Accounts, plus (b) 75% of the value of unbilled goods and/or services theretofore provided by the Borrower or any Domestic Subsidiary (such value to be calculated, except to the extent otherwise provided in the applicable Contract with the customer, on an arithmetic basis based on the portion of the subject project for which goods and/or services have actually been rendered but not yet billed) and which, if billed at such time, would constitute an Eligible Account, minus (c) such reserves as the Lender may establish from time to time in its Permitted Discretion (including, without limitation, to account for dilution and other contingencies and risks of collection).  In the event that the Borrower has not timely delivered a current Borrowing Base report in accordance with Section 5.04(d) below, then the applicable Borrowing Base shall be such amount as is established by the Lender in its Permitted Discretion, until such time as the Borrower has delivered a current Borrowing Base report.

“Borrowing Date” means the Business Day on which the Lender makes a Loan hereunder.

“Business Day” shall mean a day other than (a) a Saturday, (b) a Sunday, or (c)  a day on which banking institutions in the State of California or the State of Florida are authorized or required by law or executive order to close.

“Capital Expenditures” shall mean with respect to any Person, all expenditures of such Person for tangible assets which are capitalized, and the fair value of any tangible assets leased by such Person under any lease which would be a Capitalized Lease, determined in accordance with GAAP, including all amounts paid or accrued by such Person in connection with the purchase (whether on a cash or deferred payment basis) or lease (including Capitalized Lease Obligations) of any machinery, equipment, real property, improvements to real property (including leasehold improvements), or any other tangible asset of such Person which is required, in accordance with GAAP, to be treated as a fixed asset on the consolidated balance sheet of such Person.

“Capitalized Lease” shall mean any lease which is or should be capitalized on the balance sheet of the lessee thereunder in accordance with GAAP.

“Capitalized Lease Obligation” shall mean with respect to any Person, the amount of the liability which reflects the amount of future payments under all Capitalized Leases of such Person as at any date, determined in accordance with GAAP.

“Cash Equivalents” shall mean (a) marketable securities issued, or directly and fully guaranteed or insured, by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than twelve (12) months from the date of acquisition; (b) time deposits, demand deposits, certificates of deposit, acceptances or prime commercial paper issued by, or repurchase obligations for underlying securities of the types described in clause (a) entered into with any commercial bank having a short-term deposit rating of at least A-2 or the equivalent thereof by Standard & Poor’s Corporation or at least P-2 or the equivalent thereof by Moody’s Investors Service, Inc.; (c) commercial paper with a rating of A-I or A-2 or the equivalent thereof by Standard & Poor’s Corporation or P-1 or P-2 or the equivalent thereof by Moody’s Investors Service, Inc. and in each case maturing within twelve (12) months after the date of acquisition; (d) marketable direct obligations issued by any state in the United States or any agency or instrumentality thereof maturing within twelve (12) months from the date of acquisition thereof and, at the time of acquisition, have one of the two highest ratings generally obtainable from either Standard & Poor’s Corporation or Moody’s Investors Services, Inc.; (e) tax-exempt commercial paper of United States municipal, state or local governments rated at least A-2 or the equivalent thereof by Standard & Poor’s Corporation or at least P-2 or the equivalent thereof by Moody’s Investors Services, Inc. and maturing within twelve (12) months after the date of acquisition thereof; (f) any other items selected by the Borrower and approved by the Lender (which approval shall not be unreasonably withheld or delayed); or (g) any mutual fund or other pooled investment vehicle which invests principally in the foregoing obligations.

“Closing Date” shall mean the date on which the conditions precedent set forth in part A of Article IV below are satisfied or have been waived by the Lender in its sole discretion.

“Code” shall mean the Internal Revenue Code of 1986, and the rules and regulations promulgated thereunder, as in effect from time to time.

“Collateral” shall mean all collateral pledged by the Borrower and/or any Subsidiary as security for the payment and performance of the Obligations, whether pursuant to the Collateral Agreement or any other Security Document.

“Collateral Agreement” shall mean the Collateral Agreement, dated as of the Original Closing Date, by and between the Borrower, its Subsidiaries and the Lender, as same may be amended, modified, supplemented and/or restated from time to time.

“Common Stock” shall mean the authorized common stock of the Company, $.001 par value per share.

“Confidential Information” shall mean information that the Borrower furnishes to the Lender which is not generally available to the public or available to the Lender from a source other than the Borrower which is not, to the Lender’s knowledge, bound by any confidentiality agreement in respect thereof.

“Contract” shall mean any indenture, agreement (other than this Agreement), other contractual restriction, lease in which the Borrower or any Subsidiary is a lessor or lessee, license or instrument.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Control Agreement” shall mean, with respect to each bank account and/or securities account maintained by or in the name of the Borrower or any Domestic Subsidiary, an agreement executed and delivered by the Borrower (or the subject Domestic Subsidiary, as applicable) and the account intermediary, whereby the account intermediary acknowledges the Lender’s Lien on such account and all funds or property therein, and “control” (within the meaning of the UCC) over such account is established in favor of the Lender.

“Convertible Term Loan” shall mean the convertible term loan in the face amount of $6,314,699.59 described in Section 2.02(a)(ii) below.

“Convertible Term Note” shall mean the promissory note of the Borrower issued to the Lender as described in Section 2.02(d)(ii) below.

“Deed of Trust” shall mean the outstanding deed of trust pursuant to which the Lender has received a first priority Lien on the Owned Real Property as Collateral for the Obligations.

“Default” shall mean any of the events specified in Article VII hereof, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

“Disclosure Schedule” shall mean the disclosure schedule, dated as of the Closing Date, executed and delivered by the Borrower to the Lender, the section numbers of which correspond to the Section numbers of this Agreement.

“Dollars” or “$” shall mean United States Dollars, lawful currency for the payment of public and private debts.

“Domestic Subsidiary” shall mean any Subsidiary which is incorporated or formed under the laws of the United States, any State or Commonwealth in the United States, or the District of Columbia.

“EBITDA” shall mean, for the subject period, for the Borrower and its Subsidiaries on a consolidated basis, the sum of (a) Net Income, plus (b) Interest Expense deducted in the calculation of such Net Income, plus (c) all income taxes deducted in the calculation of such Net Income, plus (d) depreciation and amortization expense deducted in the calculation of such Net Income, plus (e) other non-cash charges and expenses deducted in the calculation of such Net Income, excluding accruals for operating expenses made in the ordinary course of business.

“Eligible Account” shall mean the face amount of each trade Account of the Borrower or a Domestic Subsidiary (if same has executed a Guaranty Agreement and become a party to the Collateral Agreement) for services rendered or goods and products sold in the ordinary course of the Business Operations which the Lender, in its Permitted Discretion, deems to be an Eligible Account; provided, however, that an Account shall not be deemed an Eligible Account unless it meets all of the following conditions:

(a)           the subject services or products and goods have been rendered, shipped or delivered on an absolute sale basis (subject to normal course inspection and acceptance by customers) to an Account Debtor which is not an Affiliate, vendor or supplier of the Borrower or a Subsidiary, with an invoice date contemporaneous with or within twenty (20) calendar days after the date of shipment or service, and which does not constitute a consignment sale, bill-and-hold sale, sale-and-return or other such arrangement and is not subject to any other repurchase, return or offset agreement binding upon the Borrower or a Domestic Subsidiary; the subject services or products and goods have been fully provided, rendered, shipped and/or delivered (or shipped f.o.b.) to such Account Debtor on an open account basis (or with payment guaranteed by a domestic letter of credit, drawn on or by a domestic financial institution, acceptable to the Lender in all respects), and no part of the subject services, products or goods has been returned, rejected, lost or damaged; the Account is not evidenced by chattel paper or an instrument of any kind; and such Account Debtor is not insolvent or the subject of any bankruptcy or insolvency proceeding of any kind in any jurisdiction;

(b)           if the Account Debtor is located outside the continental United States, payment for the subject services or goods shall be secured by an irrevocable letter of credit, which letter of credit shall have been confirmed by a financial institutional reasonably acceptable to the Lender payable in the full amount of the face value of the Account in lawful currency of the United States;

(c)           it is a valid, legally enforceable obligation of the Account Debtor thereunder payable in Dollars and is not subject to any recoupment, offset or other defense or any discount or chargeback on the part of such Account Debtor (provided that prompt payment discounts or other discounts granted in the ordinary course of business shall not cause an Account to be disqualified hereunder, so long as only the discounted amount of such Account, if not otherwise disqualified, is included in the calculation of the Borrowing Base) or to any claim on the part of such Account Debtor denying liability thereunder (provided that the undisputed portion may be considered to be an Eligible Account);

(d)           it is subject to no Lien whatsoever, except for the Lien of the Lender;

(e)           it has not remained unpaid in whole or in part for a period exceeding ninety (90) days after the original invoice date;

(f)           it does not arise out of a transaction (whether direct or indirect) with an employee, officer, agent, director or Affiliate of the Borrower or any Subsidiary or with any entity controlled by any employee, officer, or director of the Borrower or any Subsidiary;

(g)           it is not subject to any contract retainage or other withholding of any portion of payments on amounts invoiced, whether to secure the Borrower’s or any Subsidiary’s performance or otherwise;

(h)           it does not represent the unpaid portion of an Account any portion of which was previously paid or agreed to be paid through the issuance or delivery of equity securities or other non-cash consideration;

(i)            if the Account Debtor is the United States, any State or Commonwealth therein, or any department, agency or instrumentality thereof, the Borrower or the applicable Domestic Subsidiary has duly assigned its rights to payment of such Account to the Lender pursuant to the federal Assignment of Claims Act and any comparable State statutes;

(j)            the Lender has a perfected first priority Lien in such Account;

(k)           such Account is not payable by any person other than the Account Debtor (such as a beneficiary, recipient or subscriber individually), provided that the portion thereof which is payable by the Account Debtor may be considered to be an Eligible Account;

(l)            at least sixty (60%) percent in dollar amount of the total Accounts owed by such Account Debtor and/or its Affiliates constitute Eligible Accounts;

(m)          the total Accounts owed by the subject Account Debtor (other than Jacobs Engineering Group, Inc.) and/or its Affiliates constitute less than twenty-five (25%) percent of all Eligible Accounts (provided that only the excess over twenty-five (25%) percent shall be disqualified under this clause (m), unless the Lender has otherwise consented in writing to the inclusion of all or any portion of such excess);

(n)          such Account is payable solely to the Borrower or a Domestic Subsidiary which has executed a Guaranty Agreement and become a party to Collateral Agreement, and the Borrower or such Domestic Subsidiary is not aware of any dispute by the Account Debtor with respect to such Account; and

(o)           it is not otherwise determined by the Lender, in the Lender’s Permitted Discretion, to be difficult to collect, uncollectible or otherwise unacceptable for any reason.

“Environmental Indemnity Agreement” shall mean the environmental indemnity agreement, dated as of the Closing Date, pursuant to which the Borrower and its Subsidiaries have agreed to indemnify and hold harmless the Lender and its Affiliates from and in respect of any and all environmental claims and liabilities relating to the Owned Real Property and all operations (past, present and future) conducted on or about the Owned Real Property.

“Environmental Report” shall mean the Phase I Environmental Site Assessment of the Owned Real Property dated July 23, 2008, prepared by IVI Due Diligence Services, Inc. for US Capital Corporation.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as in effect from time to time.

“ERISA Affiliate” shall mean, with respect to any Person, any other Person which is under common control with the first Person within the meaning of Section 414(b) or 414(c) of the Code; provided, however, that with respect to the Borrower, no Person which is an Affiliate of the Lender (other than the Borrower and its Subsidiaries) shall be deemed an ERISA Affiliate for purposes of this Agreement

“Event of Default” has the meaning set forth in Article VII below.

“Excess Cash Proceeds” has the meaning set forth in Section 6.18 below.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Financial Statements” has the meaning set forth in Section 3.01(a) below.

“Fiscal Year” shall mean the fiscal year of the Company which ends on December 31 of each year.

“Fixed Charges” shall mean, for the period in question, the sum of (a) all principal payments scheduled or required to be made during or with respect to such period in respect of Indebtedness of the Borrower and its Subsidiaries, plus (b) all cash Interest Expense of the Borrower and its Subsidiaries for such period, plus (c) all cash income taxes paid or accrued for the Borrower and its Subsidiaries for such period.

“Foreign Subsidiary” shall mean any Subsidiary which is not a Domestic Subsidiary.

“GAAP” shall mean generally accepted accounting principles in the United States of America, consistently applied, unless the context otherwise requires, with respect to any financial terms contained herein, as then in effect with respect to the preparation of financial statements.

“GEM-DE” shall mean General Environmental Management, Inc., a Delaware corporation, which is a Wholly-Owned Subsidiary of the Borrower.

“Government Approval” shall mean an authorization, consent, non-action, approval, license or exemption of, registration or filing with, or report to, any governmental or quasi-governmental department, agency, body or other unit.

“GPP” shall mean General Pacific Partners LLC, a California limited liability company.

“Guaranty”, “Guaranteed” or to “Guarantee”, as applied to any Indebtedness, liability or other obligation, shall mean (a) a guaranty, directly or indirectly, in any manner, including by way of endorsement (other than endorsements of negotiable instruments for collection in the ordinary course of business), of any part or all of such obligation, and (b) an agreement, contingent or otherwise, and whether or not constituting a guaranty, assuring, or intended to assure, the payment or performance (or payment of damages in the event of non-performance) of any part or all of such obligation by any means (including, without limitation, the purchase of securities or obligations, the purchase or sale of property or services, or the supplying of funds).

“Guaranty Agreement” shall mean the guaranty agreement, dated as of the Original Closing Date, executed by each Domestic Subsidiary in favor of the Lender, pursuant to which the Domestic Subsidiaries have jointly and severally guaranteed the full and timely payment and performance of all of the Obligations.

“Indebtedness” shall mean (without duplication), with respect to any Person, (a) all obligations or liabilities, contingent or otherwise, for borrowed money, (b) any and all obligations represented by promissory notes, bonds, debentures or the like, or on which interest charges are customarily paid, (c) any liability secured by any mortgage, pledge, lien or security interest on property owned or acquired, whether or not such liability shall have been assumed, (d) obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding trade payables and accrued obligations incurred in the ordinary course of business), (f) any obligations (contingent or otherwise) of such Person as an account party or applicant in respect of letters of credit and/or bankers’ acceptances, or in respect of financial or other hedging obligations, and (g) Guarantees, endorsements (other than for collection in the ordinary course of business) and other contingent obligations in respect of the obligations of others.

“Intellectual Property” shall have the meaning ascribed thereto in the Collateral Agreement.

“Interest Expense” shall mean, for the relevant period, interest expense (including, without limitation, interest attributable to Capitalized Leases in accordance with GAAP) and fees with respect to Indebtedness.

“Investment”, as applied to the Borrower or any Subsidiary, shall mean: (a) any shares of capital stock, evidence of Indebtedness or other security issued by any other Person to the Borrower or any Subsidiary, (b) any loan, advance or extension of credit to, or contribution to the capital of, any other Person, other than credit terms extended to customers in the ordinary course of business, (c) any other investment by the Borrower or any Subsidiary in any assets or securities of any other Person, and (d) any commitment to make any Investment.

“Island” shall mean Island Environmental Services, Inc., a California corporation, which is a Wholly-Owned Subsidiary.

“Knowledge” or “Known” or words of similar import shall mean, with respect to the Borrower and/or any Subsidiary, the actual knowledge of Timothy J. Koziol and Brett M. Clark (and/or their respective successors as officers of the Borrower) after reasonable inquiry of the appropriate employees of the Borrower and the Subsidiaries.

“Landlord Waiver” shall mean a landlord waiver, subordination and/or access agreement, in form and substance reasonably satisfactory to the Lender, executed in favor of the Lender by the Landlord of Real Property leased or occupied by the Borrower or any Subsidiary.

“Liabilities and Contingencies” has the meaning set forth in Section 3.01(c) below.

“Lien”, as applied to the property or assets (or the income or profits therefrom) of the Borrower or any Subsidiary, shall mean (in each case, whether the same is consensual or nonconsensual or arises by contract, operation of law, legal process or otherwise): (a) any mortgage, lien, pledge, hypothecation, attachment, assignment, deposit arrangement, encumbrance, charge, lease constituting a Capitalized Lease Obligation, conditional sale or other title retention agreement, or other security interest or encumbrance of any kind in respect of any property (including, without limitation, stock of any Subsidiary) of the Borrower or any Subsidiary, or upon the income or profits therefrom; (b) any arrangement under which any property of the Borrower or any Subsidiary is transferred, sequestered or otherwise identified for the purpose of subjecting or making available the same for the payment of Indebtedness or the performance of any other liability in priority to the payment of the general, unsecured creditors of the Borrower or any Subsidiary; (c) any Indebtedness or liability which remains unpaid after the same shall become due and payable and which, if unpaid, by law or otherwise is given any priority whatsoever over the general unsecured creditors of the Borrower or any Subsidiary; and (d) any agreement (other than this Agreement) or other arrangement which, directly or indirectly, prohibits the Borrower or any Subsidiary from creating or incurring any lien on any of its properties or assets or which conditions the ability to do so on the security, on a pro rata or other basis, of Indebtedness other than Indebtedness outstanding under this Agreement.

“Loan Documents” shall mean the collective reference to this Agreement, the Notes, the Security Documents, the Environmental Indemnity Agreement, the Validity Guaranties, the Subordination Agreement, the Board Observer Agreement, the Warrant, the Registration Rights Agreement, and any and all other agreements, instruments, certificates and other documents as may be executed and delivered by the Borrower and/or any of the Subsidiaries pursuant hereto or thereto.

“Loans” shall mean, collectively, the Advances, the Term Loan and the Convertible Term Loan.

“Material Adverse Effect” shall mean any event, act, omission, condition or circumstance which has or would reasonably be expected to have a material adverse effect on (a) the business, operations, properties, assets or condition, financial or otherwise, of the Borrower and the Subsidiaries, taken as a whole, (b) the ability of the Borrower or any Subsidiary to perform its obligations under any of the Loan Documents, or (c) the validity or enforceability of, or the Lender’s rights and remedies under, any of the Loan Documents, other than due to the acts or omissions of the Lender or any of its Affiliates.

“Maximum Revolver Amount” shall mean $1,700,000.

“Monitoring Fee” shall mean the fees payable to the Lender pursuant to Section 2.03(b) below.

“Net Income” shall mean the consolidated net income (or loss) of the Borrower and its Subsidiaries for the period in question, after giving effect to deduction of or provision for all operating expenses, all taxes and reserves (including reserves for deferred taxes) and all other proper deductions, all determined in accordance with GAAP; provided, however, that for purposes of calculating Net Income, there shall be excluded and no effect shall be given to (a) the restoration of any contingency reserve except to the extent that such reserve was established during the subject period, and (b) any Net Income attributable to any Subsidiary to the extent that the Borrower (or any Subsidiary through which the Borrower owns the subject Subsidiary) is prohibited (by law, Contract, minority ownership rights or otherwise) from receiving a distribution of such Net Income from such Subsidiary.

“Notes” shall mean, collectively, the Revolving Credit Note, the Term Note and the Convertible Term Note.

“Obligations” shall mean the collective reference to all Indebtedness and other liabilities and obligations of every kind and description owed by the Borrower to the Lender from time to time under or pursuant to this Agreement, the Notes, the Security Documents and the other Loan Documents (excluding the Warrant and Registration Rights Agreement, other than amounts payable (a) under Section 1.4 of the Warrant based upon exercise of the Put Option thereunder prior to or at the time of the repayment in full of all other Obligations, and (b) from time to time pursuant to Section 2(c) of the Registration Rights Agreement), and/or otherwise in respect of the Loans, however evidenced, created or incurred, fixed or contingent, now or hereafter existing, due or to become due.

“Organic Documents” shall mean, with respect to any Person, the certificate of incorporation, articles of incorporation, certificate of formation, certificate of limited partnership, by-laws, operating agreement, limited partnership agreement or other such document of such Person.

“Original Agreement” shall have the meaning ascribed thereto in the second “WHEREAS” paragraph above.

“Original Closing Date” shall mean August 31, 2008, which was the “Closing Date” under, as defined in and for purposes of the Original Agreement.

“Owned Real Property” shall mean the Real Property, consisting of approximately 4.5 acres of improved land and buildings, owned by General Environmental Management of Rancho Cordova, LLC (a Wholly-Owned Subsidiary of the Borrower) located at 11855 White Rock Road, Rancho Cordova, California 95742.

“Participant” has the meaning set forth in Section 8.01 below.

“Permitted Discretion” shall mean a determination or judgment made by the Lender in good faith in the exercise of reasonable business judgment from the perspective of a secured lender.

“Permitted Indebtedness” shall mean any and all Indebtedness expressly permitted pursuant to Section 6.01 below.

“Permitted Liens” shall mean those Liens expressly permitted pursuant to Section 6.02 below.

“Person” shall mean any individual, partnership, corporation, limited liability company, banking association, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.

“Purchase Money Note” shall mean the Purchase Money Note dated August 17, 2009 in the principal amount of $5,600,000 issued by MTS Acquisition Company, Inc. to GEM-DE, as same may be amended, modified, supplemented and/or restated from time to time (subject to any required consent under this Agreement).

“Real Properties” shall mean, collectively, any real properties (land, buildings and/or improvements) now owned or leased or occupied by the Borrower or any of the Subsidiaries, and, during the period of the Borrower’s and/or Subsidiary’s occupancy thereof, any other real properties heretofore owned or leased by the Borrower or any Subsidiary (provided that, with respect to leased properties, the “Real Property” shall refer only to the portion of the subject property (excluding common areas) leased by the Borrower or a Subsidiary).

“Register” has the meaning set forth in Section 8.03(a) below.

“Registration Rights Agreement” shall mean the Registration Rights Agreement, dated as of the Original Closing Date, made by the Company for the benefit of the Lender and any subsequent Holders (as such term is defined in the Registration Rights Agreement), as same may be amended, modified, supplemented and/or restated from time to time.

“Revolving Credit Commitment” shall mean the Lender’s agreement to make Advances to the Borrower within the limitations set forth in Section 2.01 below.

“Revolving Credit Maturity Date” shall mean August 31, 2011; provided, however, that in the event that the Advances are prepaid or required to be prepaid pursuant to Section 2.01(e) or Section 2.07 below, then the Revolving Credit Maturity Date shall be deemed to have occurred simultaneously with such prepayment or required prepayment.

“Revolving Credit Note” shall mean the amended and restated promissory note of the Borrower issued to the Lender to represent the Advances and interest thereon, as described in Section 2.01(f) below.

“Royalty Provisions” shall mean Section 2.2 of the Stock Purchase Agreement, as same may be amended, modified, supplemented and/or restated from time to time (subject to any required consent under this Agreement).

“Sale” shall mean any transaction or series of related transactions (a) whereby a majority of the outstanding capital stock of or equity interests in the Borrower which ordinarily has voting power for the election of directors (including preferred stock counted on an “as converted” basis into common stock and common stock counted on a fully diluted basis) is sold, assigned or transferred, (b) whereby the Borrower issues shares of its capital stock or equity interests which, after giving effect to such transaction or transactions, constitute a majority of the outstanding capital stock of the Borrower which ordinarily has voting power for the election of a majority of the Borrower’s directors (including, if applicable, preferred stock counted on an “as converted” basis into common stock and common stock counted on a fully diluted basis), (c) whereby Control of the Borrower is held by a Person (or group of Persons acting in concert) who does not hold such Control on the date of this Agreement, (d) in which the Borrower is a constituent party to any merger or consolidation and as a result thereof (i) the holders of the outstanding capital stock of the Borrower which ordinarily has voting power for the election of a majority of the Borrower’s directors (including, if applicable, preferred stock counted on an “as converted” basis into common stock) immediately prior to such merger or consolidation cease to own a majority of the outstanding capital stock of the Borrower which ordinarily has voting power for the election of a majority of the Borrower’s directors (including, if applicable, preferred stock counted on an “as converted” basis into common stock), or (ii) the Borrower is not the surviving entity, or (e) whereby all or any material portion of the assets of the Borrower and the Subsidiaries (taken as a whole) are sold, assigned or transferred.

“SEC” shall mean the United States Securities and Exchange Commission, and any successor agency performing the functions thereof.

“SEC Reports” shall mean all periodic and current reports, registration statements, proxy statements and other reports filed or required to be filed by the Borrower with the SEC pursuant to the Act and/or the Exchange Act, and any amendments or supplements thereto filed with the SEC.

“Security Documents” shall mean the Guaranty Agreement, the Collateral Agreement, the Deed of Trust, collateral assignments, Landlord Waivers, Control Agreements, financing statements or other such agreements or documents pursuant thereto, and any other agreements or instruments securing or creating or evidencing Liens securing the Obligations.

“Seller” shall mean Randy Costales and Gloria Costales.

“Seller Notes” shall mean (a) the subordinated promissory note of GEM-DE in the principal amount of $1,062,500, issued by GEM-DE to the Seller on the Original Closing Date pursuant to the Acquisition Agreement, (b) the subordinated promissory note of GEM-DE in the principal amount of $187,500, issued by GEM-DE to the Trust on the Original Closing Date pursuant to the Acquisition Agreement, and (c) any Contingent Note (as defined in the Acquisition Agreement) which may be issued at any time.

“Stock Purchase Agreement” shall mean the Stock Purchase Agreement dated as of August 17, 2009 by and among the Borrower, GEM-DE, GEM Mobile Treatment Services, Inc., and MTS Acquisition Company, Inc., as same may be amended, modified, supplemented and/or restated from time to time (subject to any required consent under this Agreement).

“Subordinated Debt” shall mean the Seller Notes and all other Indebtedness for money borrowed and other liabilities of the Borrower, whether or not evidenced by promissory notes, which is contractually subordinated in right of payment, in a manner satisfactory to the Lender (as evidenced by the Lender’s prior written approval thereof), to all Obligations of the Borrower to the Lender.

“Subordination Agreement” shall mean the Subordination Agreement, dated as of the Original Closing Date (as same may thereafter be amended, modified, supplemented and/or restated from time to time), by and between the Lender, the Seller, the Trust and GEM-DE, pursuant to which the Seller and the Trust have subordinated their rights under the Seller Notes to the Obligations.

“Subsidiary” or “Subsidiaries” shall mean the individual or collective reference to any corporation, limited liability company or other entity of which 50% or more of the outstanding shares of stock or other equity interests of each class having ordinary voting power and/or rights to profits (other than stock having such power only by reason of the happening of a contingency) is at the time owned by the Borrower, directly or indirectly through one or more Subsidiaries of the Borrower.

“Term Loan” shall mean the term loan in the face amount of $5,600,000 described in Section 2.02(a)(i) below.

“Term Note” shall mean the promissory note of the Borrower issued to the Lender as described in Section 2.02(d)(i) below.

“Third Party Payment” shall have the meaning ascribed thereto in Section 2.08(a) below.

“Trust” shall mean NCF Charitable Trust, a Florida wholly charitable trust and tax-exempt organization classified as a public charity.

“UCC” means the Uniform Commercial Code as in effect in the State of New York on the date hereof and hereafter from time to time.

“Validity Guaranties” shall mean, collectively, (a) the Validity Guaranty, dated as of the Original Closing Date, by and among the Lender, the Borrower and Timothy J. Koziol, and (b) the Validity Guaranty, dated as of the Original Closing Date, by and among the Lender, the Borrower and Brett M. Clark.

“Warrant” shall mean the amended and restated warrant to purchase an aggregate of 2,700,000 shares of Common Stock (subject to adjustment), such warrant to be issued by the Borrower to the Lender on the Closing Date.

“Wholly-Owned Subsidiary” shall mean each Domestic Subsidiary of which all of the outstanding equity securities (other than directors’ qualifying shares) are owned by the Borrower or another such Wholly-Owned Subsidiary.

Section 1.02.  Use of Defined Terms.  All terms defined in this Agreement shall have their defined meanings when used in the Notes, the Security Documents, the other Loan Documents, and all certificates, reports or other documents made or delivered pursuant to this Agreement, unless otherwise defined therein or unless the specific context shall otherwise require.

Section 1.03.  Accounting Terms.  All accounting terms not specifically defined herein shall be construed in accordance with GAAP.

Section 1.04.  Other Definitional Provisions.  The words “hereof,” “herein”, “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified.  The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.  The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless otherwise specified.

II.            GENERAL TERMS

Section 2.01. Revolving Credit Loans.

(a)           Subject at all times to all of the terms and conditions of this Agreement, the Lender hereby agrees to extend to the Borrower a secured revolving credit facility, from the Closing Date to the Revolving Credit Maturity Date, in an aggregate principal amount not to exceed, at any time outstanding, the lesser of (i) the Borrowing Base at the subject time, or (ii) the Maximum Revolver Amount (the "Revolving Credit Commitment").

(b)           Such revolving credit loans are herein sometimes referred to individually as an "Advance" and collectively as the "Advances."  Subject at all times to all of the terms and conditions of this Agreement, from the Closing Date to the Revolving Credit Maturity Date and within the limits of the Revolving Credit Commitment, the Lender shall lend, and the Borrower may borrow, prepay (without premium or penalty) and reborrow under this Section 2.01.  Each request for an Advance (i) shall be irrevocable, (ii) shall be deemed to constitute an express affirmation that all conditions precedent set forth in part B of Article IV hereof are satisfied on the date of such request and will be satisfied on the requested Borrowing Date, and (iii) shall be made to the Lender in writing, not later than three (3) Business Days prior to the requested Borrowing Date, by an authorized officer of the Borrower or by telephonic communication by such authorized officer to the Lender, which shall be confirmed by written notice to the Lender to be delivered to the Lender by the Business Day next following the subject request.  In no event shall the Borrower request, or shall the Lender be required to honor, (A) any request for an Advance in an amount greater than the Availability at such time, (B) any request for an Advance in an amount less than $100,000, or (C) more than one request (or more frequently if reasonably required by the Borrower) for the borrowing of Advances in any seven (7) calendar day period.

(c)           The Borrower shall pay the Lender interest on all Advances at the rate(s) per annum as in effect from time to time in accordance with the Revolving Credit Note.  Such interest shall be payable monthly in arrears on the first day of each calendar month and on the Revolving Credit Maturity Date, and shall be computed on the daily unpaid balance of all Advances made under the Borrower's revolving credit loan accounts with the Lender, based on a three hundred sixty (360) day year, counting the actual number of days elapsed.  The Borrower hereby authorizes the Lender to charge the Borrower's revolving credit loan accounts for all such interest; provided, however, that the Lender shall be under no obligation to make any such charge to the Borrower’s revolving credit loan accounts (including, without limitation, if there is insufficient Availability at the time such interest is due and payable).

(d)           In the event and to the extent that, at any time, the outstanding principal amount of Advances exceeds the Revolving Credit Commitment then in effect, then the Borrower shall immediately, without notice or demand, make a payment to the Lender in respect of the Advances in an amount sufficient to cause the outstanding principal amount of Advances to be equal to or less than the Revolving Credit Commitment then in effect.

(e)           Unless sooner due and payable by reason of the Lender’s demand for payment or an Event of Default or Sale having occurred, the Borrower shall pay in full all of the Obligations to the Lender in respect of all Advances on or prior to the Revolving Credit Maturity Date.  Anything elsewhere contained in this Agreement to the contrary notwithstanding, in the event that and at such time as the Convertible Term Loan shall be repaid or be required to be repaid in full, the Revolving Credit Commitment shall thereupon terminate and all outstanding Advances, all accrued interest thereon and all other outstanding Obligations (including, without limitation, accrued Monitoring Fees) shall be immediately due and payable, without requirement of any notice or demand.

(f)           All Advances shall be evidenced by a secured Amended and Restated Revolving Credit Note of the Company payable to the Lender or registered assigns.

(g)           The Borrower may, at its option, terminate the Revolving Credit Commitment at any time by giving twenty (20) days’ prior written notice thereof to the Lender, and paying to the Lender, on the date fixed for termination, an amount equal to the sum of (i) all outstanding principal and accrued interest of the Advances, and (ii) all accrued Monitoring Fees.

(h)           The Lender and the Borrower hereby agree that, after giving effect to the restructuring of the credit facilities pursuant to this Agreement, the outstanding principal amount of Advances on September 4, 2009 is $1,700,000.

Section 2.02.  Term Loans.

(a)           Subject at all times to all of the terms and conditions of this Agreement, the Lender hereby agrees (i) to convert a portion of the outstanding Advances and a portion of the outstanding term loan under the Original Agreement into a Term Loan in the principal amount of $5,600,000, and (ii) to convert a portion of the outstanding Advances and outstanding term loan under the Original Agreement into a convertible term loan in the principal amount of $6,314,699.59.  Such conversion shall become effective on the Closing Date, and any amounts repaid in respect of the Term Loan and the Convertible Term Loan may not be reborrowed.

(b)           The Term Loan shall be repayable in installments in accordance with the schedule of payments set forth in the Term Note, and the Convertible Term Loan shall be repayable on demand or, in the absence of demand, in installments in accordance with the schedule of payments set forth in the Convertible Term Note.  The Borrower shall be required to prepay the Term Loan and the Convertible Term Loan in full simultaneously with the consummation of any Sale or any termination of the Revolving Credit Commitment.

(c)           The Borrower shall pay the Lender interest on the principal balances of the Term Loan and the Convertible Term Loan at the rate(s) per annum as in effect from time to time in accordance with the Term Note and the Convertible Term Note, respectively.  Such interest shall be payable in accordance with the Term Note and the Convertible Term Note, respectively, and shall be computed on the daily unpaid balance of the Term Loan and the Convertible Term Loan, based on a three hundred sixty (360) day year, counting the actual number of days elapsed.  The Borrower hereby authorizes the Lender to charge the Borrower’s revolving credit loan accounts for all such interest and/or for any or all principal amounts due and payable in respect of the Term Loan and/or the Convertible Term Loan; provided, however, that the Lender shall be under no obligation to make any such charge to the Borrower’s revolving credit loan accounts (including, without limitation, if there is insufficient Availability at the time such interest and/or principal is due and payable).

(d)           (i) The Term Loan shall be evidenced by a secured Term Note of the Borrower payable to the Lender or registered assigns, and (ii) the Convertible Term Loan shall be evidenced by a secured Convertible Term Note of the Borrower payable to the Lender or registered assigns.

(e)           In the event and to the extent that, at any time and from time to time, (i) the Borrower, GEM-DE and/or any other Person (including, without limitation, the Lender as collateral assignee) shall receive any prepayment under or in respect of the Purchase Money Note, an equal prepayment shall immediately be made under and pursuant to the Term Note, (ii) any payment is received by the Borrower, GEM-DE and/or any other Person (including, without limitation, the Lender as collateral assignee) under the Royalty Provisions, then an equal prepayment shall immediately be made under and pursuant to the Convertible Term Note, and (iii) the Borrower shall receive payment (other than by offset) in respect of any indemnification claim under the Acquisition Agreement, (A) the Borrower shall immediately give written notice to the Lender upon receipt of such indemnification payment, stating the date and amount of such payment, and (B) the Borrower shall, upon demand by the Lender, make a prepayment on the Convertible Term Note in an amount equal to the net after-tax amount of the indemnification payment received by the Borrower.  Any prepayment under this Section 2.02(e) shall not require payment of any prepayment premium.  In the event and to the extent that, at any time and from time to time, the Lender (as collateral assignee) shall receive (A) any scheduled payment under or in respect of the Purchase Money Note, the Lender shall apply same to the corresponding payment under the Term Note, (B) any prepayment under or in respect of the Purchase Money Note, the Lender shall apply same as a prepayment under the Term Note, and (C) any payment under the Royalty Provisions, the Lender shall apply same as a prepayment under the Convertible Term Note; and any such application of payments by the Lender shall be deemed to constitute a payment by the Borrower of the corresponding obligations under the subject Note.

Section 2.03.  Fees and Premiums.

(a)           [Reserved].

(b)           The Borrower shall further pay to the Lender, on the first (1st) day of each calendar month prior to the Revolving Credit Maturity Date or the earlier termination of the Revolving Credit Commitment and payment of the Obligations in accordance with Section 2.01(g) above or Section 2.07 below, and upon the termination of the Revolving Credit Commitment and payment of the Obligations thereon, a collateral monitoring, availability and administrative fee in an amount equal to 0.083% of the average daily outstanding principal amount of Advances during the immediately preceding calendar month (which shall be appropriately prorated, based on a 30-day month, for any partial calendar month).

(c)           In the event of any prepayment of all or any portion of the Term Loan or the Convertible Term Loan (other than a prepayment (i) pursuant to Section 2.02(e) above, or (ii) made with the proceeds received from the sale of any business unit or units, promptly upon receipt of such proceeds), in addition to the payment of the subject principal amount and all unpaid accrued interest thereon, the Borrower shall be required to pay to the Lender a prepayment premium in an amount equal to (A) two (2%) percent of the principal amount being prepaid if the prepayment is made on or prior to February 28, 2010, and (B) one (1%) percent of the principal amount being prepaid if such prepayment is made subsequent to February 28, 2010 and prior to August 1, 2011.

(d)           Payments received in respect of the Obligations after 12:00 Noon on any day shall be deemed to be received on the next succeeding Business Day, and if any payment is received other than by wire transfer of immediately available funds, such payment shall be subject to three (3) Business Days’ clearance prior to being credited to the Obligations for interest calculation purposes.

Section 2.04.  Use of Proceeds.  The Borrower shall utilize the proceeds of the Loans solely for working capital and other general corporate purposes of the Borrower, and for the payment of fees and expenses associated with the consummation of the transactions contemplated by this Agreement.

Section 2.05.  Further Obligations.  With respect to all Obligations for which the interest rate is not otherwise specified herein (whether such Obligations arise hereunder, pursuant to the Notes or Security Documents, or otherwise), such Obligations shall bear interest at the rate(s) in effect from time to time pursuant to the Revolving Credit Note.

Section 2.06.  Application of Payments.  All amounts paid to or received by the Lender in respect of the Loans from whatever source (whether from the Borrower, any Subsidiary pursuant to a Guaranty Agreement, any realization upon any Collateral, or otherwise) shall, except as otherwise provided in Section 2.02(e) above, unless otherwise directed by the Borrower with respect to any particular payment (unless an Event of Default shall then be continuing, in which event the Lender may disregard Section 2.02(e) and/or disregard the Borrower’s direction), be applied (a) first, to reimburse the Lender for all out-of-pocket costs and expenses incurred by the Lender which are reimbursable to the Lender in accordance with this Agreement, the Notes and/or any of the other Loan Documents, (e) next, to any accrued but unpaid fees or prepayment premiums, and amounts payable under Section 2(c) of the Registration Rights Agreement, (c) next, to unpaid accrued interest on the Convertible Term Loan, (d) next, to unpaid accrued interest on the Term Loan, (e) next, to unpaid accrued interest on the Advances, (f) next, to the outstanding principal of the Convertible Term Loan, to the extent then due and payable, (g) next, to the outstanding principal of the Advances, (h) next, to the payment of any unpaid Option Purchase Price under the Warrant, (i) next, to the outstanding principal of the Term Loan, to the extent then due and payable, and (j) finally, to the payment of any other outstanding Obligations; and after payment in full of the Obligations, any further amounts paid to or received by the Lender in respect of the Loans shall be paid over to the Borrower or such other Person(s) as may be legally entitled thereto.

Section 2.07.  Sale; Term Loan Payment.  Anything elsewhere contained in this Agreement and/or the Notes to the contrary notwithstanding, the Revolving Credit Commitment shall terminate and all Obligations shall become immediately due and payable, without requirement of any notice or demand, (a) upon the consummation of any Sale, and (b) upon the prepayment or required payment or prepayment in full of the Term Loan or the Convertible Term Loan.  In addition, the Term Loan, the Convertible Term Loan and all Obligations shall become immediately due and payable, without requirement of any notice or demand, (i) upon the consummation of any Sale, and (ii) upon any termination of the Revolving Credit Commitment.

Section 2.08.  Obligations Unconditional.

(a)           The payment and performance of all Obligations shall constitute the absolute and unconditional obligations of the Borrower, and shall be independent of any defense or rights of set-off, recoupment or counterclaim which the Borrower might otherwise have against the Lender.  All payments required by this Agreement and/or the Notes shall be paid free of any deductions or withholdings for any taxes or other amounts and without abatement, diminution or set-off.  If the Borrower is required by law to make such a deduction or withholding from a payment hereunder (except for net income taxes, or franchise taxes imposed in lieu of net income taxes, imposed generally by federal, state or local taxing authorities with respect to interest or commitment fees or other fees payable hereunder or changes in the rate of tax on the overall net income of the Lender or its members), the Borrower shall pay to the Lender such additional amount as is necessary to ensure that, after the making of such deduction or withholding, the Lender receives (free from any liability in respect of any such deduction or withholding) a net sum equal to the sum which it would have received and so retained had no such deduction or withholding been made or required to be made.  The Borrower shall (i) pay the full amount of any deduction or withholding, which it is required to make by-law, to the relevant authority within the payment period set by the relevant law, and (ii) promptly after any such payment, deliver to the Lender an original (or certified copy) official receipt issued by the relevant authority in respect of the amount withheld or deducted or, if the relevant authority does not issue such official receipts, such other evidence of payment of the amount withheld or deducted as is reasonably acceptable to the Lender.  Notwithstanding anything to the contrary contained in this Section 2.08(a), in the event that the Borrower is compelled by legal process to make payment to a third party (“Third Party Payment”), including any taxing authority, of any amount that is unrelated to this Agreement or the transactions hereunder and that is owed by the Lender to such third party, then, upon the Borrower making such payment and presenting to the Lender satisfactory evidence of such payment, such Third Party Payment shall be entered on the Lender’s books and records as a credit to the Borrower’s account.  The Borrower shall give the Lender at least fifteen (15) days’ written notice prior to making any such Third Party Payment.

(b)           If, at any time and from time to time after the Closing Date, (i) any change in any existing law, regulation, treaty or directive or in the interpretation or application thereof, (ii) any new law, regulation, treaty or directive enacted or application thereof, or (iii) compliance by the Lender with any request or directive (whether or not having the force of law) from any governmental authority (A) subjects the Lender to any tax, levy, impost, deduction, assessment, charge or withholding of any kind whatsoever with respect to any Loan Document, or changes the basis of taxation of payments to the Lender of any amount payable thereunder (except for net income taxes, or franchise taxes imposed in lieu of net income taxes, imposed generally by federal, state or local taxing authorities with respect to interest or commitment fees or other fees payable hereunder or changes in the rate of tax on the overall net income of the Lender or its members), or (B) imposes on the Lender any other condition or increased cost in connection with the transactions contemplated thereby or participations therein, and the result of any of the foregoing is to increase the cost to the Lender of making or continuing any Loan or to reduce any amount receivable hereunder, then, in any such case, the Borrower shall promptly pay to the Lender any additional amounts necessary to compensate the Lender, on an after-tax basis, for such additional cost or reduced amount as determined by the Lender.  If the Lender becomes entitled to claim any additional amounts pursuant to this Section 2.08(b), the Lender shall promptly notify the Borrower of the event by reason of which the Lender has become so entitled, and each such notice of additional amounts payable pursuant to this Section 2.08(b) submitted by the Lender to the Borrower shall, absent manifest error, be final, conclusive and binding for all purposes.

Section 2.09.  Reversal of Payments.  To the extent that any payment or payments made to or received by the Lender pursuant to this Agreement or any other Loan Document are subsequently invalidated, declared to be fraudulent or preferential, set aside, or required to be repaid to any trustee, receiver or other person under any state or federal bankruptcy or other such law, then, to the extent thereof, such amounts shall be revived as Obligations and continue in full force and effect hereunder as if such payment or payments had not been received by the Lender.

III.           REPRESENTATIONS AND WARRANTIES

As of the Closing Date and on each Borrowing Date (unless the representation and warranty refers to a specific date, in which case such representation and warranty shall continue in effect with respect to such specific date), the Borrower hereby makes the following representations and warranties to the Lender, all of which representations and warranties shall survive the Closing Date, the delivery of the Notes and the making of the Loans, shall be continuing in nature so long as any Obligations are outstanding or the Revolving Credit Commitment remains in effect, and are as follows:

Section 3.01.  Financial Matters.

(a)           The Borrower has heretofore furnished to the Lender (i) the audited consolidated financial statements (including balance sheets, statements of income, statements of cash flows and statements of stockholders’ equity) of the Borrower and its Subsidiaries as at December 31, 2006, 2007 and 2008, and for the Fiscal Years then ended, and (ii) the unaudited consolidated financial statements of the Borrower and its Subsidiaries as of June 30, 2009 and for the six (6) months then ended (collectively, the “Financial Statements”).

(b)           The Financial Statements (i) have been prepared in accordance with GAAP on a consistent basis for all periods (subject, in the case of the unaudited Financial Statements, to the absence of full footnote disclosures, and to normal non-material audit adjustments), (ii) are complete and correct in all material respects, (iii) fairly present the consolidated financial condition of the Borrower and its Subsidiaries as of said dates, and the results of their operations for the periods stated, (iv) contain and reflect all necessary adjustments and accruals for a fair presentation of the Borrower’s and its Subsidiaries’ consolidated financial condition and results of operations as of the dates of and for the periods covered by such Financial Statements, and (v) make full and adequate provision, subject to and in accordance with GAAP, for the various assets and liabilities (including, without limitation, deferred revenues) of the Borrower and its Subsidiaries, fixed or contingent, and the results of their operations and transactions in their accounts, as of the dates and for the periods referred to therein.

(c)           Except as set forth in Schedule 3.01(c) of the Disclosure Schedule, neither the Borrower nor any Subsidiary has any liabilities, obligations or commitments of any kind or nature whatsoever, whether absolute, accrued, contingent or otherwise (collectively “Liabilities and Contingencies”), including, without limitation, Liabilities and Contingencies under employment agreements and with respect to any “earn-outs”, stock appreciation rights, or related compensation obligations, except: (i) Liabilities and Contingencies disclosed in the Financial Statements or footnotes thereto, (ii) Liabilities and Contingencies incurred in the ordinary course of business and consistent with past practice since the date of the most recent Financial Statements, or (iii) those Liabilities  and Contingencies which are not required to be disclosed under GAAP.  The reserves, if any, reflected on the balance sheet included in the most recent Financial Statements are appropriate and reasonable.  Neither the Borrower nor any Subsidiary has any Indebtedness for money borrowed, outstanding obligations for the purchase price of property, contingent obligations or liabilities for taxes, or any unusual forward or long-term commitments, except as specifically set forth in Schedule 3.01 of the Disclosure Schedule.

(d)           Since the date of the most recent Financial Statements, except as set forth in Schedule 3.01(d) of the Disclosure Schedule, there has been no material adverse change in the working capital, condition (financial or otherwise), assets, liabilities, reserves, business, management, operations or prospects of the Borrower and its Subsidiaries (taken as a whole), including, without limitation, the following:

(i)           there has been no material change in any assumptions underlying, or in any methods of calculating, any bad debt, contingency or other reserve relating to the Borrower or any Subsidiary;

(ii)           there have been (A) no material write-downs in the value of any inventory of, and there have been no write-offs as uncollectible of any notes, accounts receivable or other receivables of, the Borrower or any Subsidiary other than write-offs of accounts receivable reserved in full as of the date of the most recent financial statements delivered to the Lender, and (B) no reserves established for the uncollectibility of any notes, Accounts or other receivables of the Borrower or any Subsidiary, except to the extent that same have been disclosed to the Lender in writing and would not, individually or in the aggregate, cause the outstanding Advances to exceed the Revolving Credit Commitment;

(iii)          no debts have been cancelled, no claims or rights of substantial value have been waived, and no properties or assets (real, personal or mixed, tangible or intangible) have been sold, transferred, or otherwise disposed of by the Borrower or any Subsidiary except in the ordinary course of business and consistent with past practice;

(iv)          there has been no change in any method of accounting or accounting practice utilized by the Borrower or any Subsidiary;

(v)           no material casualty, loss or damage has been suffered by the Borrower or any Subsidiary, regardless of whether such casualty, loss or damage is or was covered by insurance;

(vi)          Any announced changes in the policies or practices of any customer, supplier or referral source which would reasonably be expected to have a Material Adverse Effect;

(vii)         Any incurrence of (A) any liability or obligation outside of the ordinary course of business, or (B) any Indebtedness other than Permitted Indebtedness;

(viii)        Any declaration, setting aside or payment of any dividend or distribution or any other payment of any kind by the Company to or in respect of any equity securities of the Company; and

(ix)           No action described in this Section 3.01(d) has been agreed to be taken by the Borrower or any Subsidiary.

(e)           The Borrower has in place adequate systems of internal controls and disclosure controls and procedures sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences, and (v) the Borrower and its management are able to obtain timely and accurate information regarding the Business Operations and all material transactions relating to the Borrower and its Subsidiaries; and no material deficiency exists with respect to the Borrower’s systems of internal controls.

(f)           Schedule 3.01(f) of the Disclosure Schedule sets forth a true and complete list of all undisputed and all disputed accounts payable (itemized by creditor, dollar amount and original due date) of the Borrower and its Subsidiaries that are more than ninety (90) days past due as of the date of this Agreement.

Section 3.02.  Organization; Corporate Existence.

(a)           The Borrower (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, (ii) has all requisite corporate power and authority to own its properties and to carry on its business as now conducted and as proposed hereafter to be conducted, (iii) is qualified to do business as a foreign corporation in the State of California and in each other jurisdiction in which the failure of the Borrower to be so qualified would have a Material Adverse Effect, and (iv) has all requisite corporate power and authority to execute and deliver, and perform all of its obligations under, the Loan Documents to which it is a party.  True and complete copies of the Organic Documents of the Borrower, together with all amendments thereto, have been furnished to the Lender.

(b)           Each of the Subsidiaries (i) is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, (ii) has all requisite corporate or company power and authority to own its properties and to carry on its business as now conducted and as proposed hereafter to be conducted, (iii) is qualified to do business as a foreign corporation or limited liability company in each jurisdiction in which the failure of such Subsidiary to be so qualified would have a Material Adverse Effect, and (iv) has all requisite corporate or company power and authority to execute and deliver, and perform all of its obligations under, the Loan Documents to which it is a party.  True and complete copies of the Organic Documents of each Subsidiary, together with all amendments thereto, have been furnished to the Lender.

Section 3.03.  Authorization.

(a)           The execution, delivery and performance by the Borrower and its Subsidiaries of their respective obligations under the Loan Documents have been duly authorized by all requisite company, corporate and other action and will not, either prior to or as a result of the consummation of the transactions contemplated by this Agreement: (i) violate any provision of Applicable Law, any order of any court or other agency of government, any provision of the Organic Documents of the Borrower or any Subsidiary, or any Contract, indenture, agreement or other instrument to which the Borrower or any Subsidiary is a party, or by which the Borrower or any Subsidiary or any of their respective assets or properties are bound which would have a Material Adverse Effect, or (ii) be in conflict with, result in a breach of, or constitute (after the giving of notice or lapse of time or both) a default under, or, except as may be provided in the Loan Documents, result in the creation or imposition of any Lien of any nature whatsoever upon any of the property or assets of the Borrower or any Subsidiary pursuant to, any such Contract, indenture, agreement or other instrument.

(b)           This Agreement and other Loan Documents have been duly executed and delivered by the Borrower and each Subsidiary (in each case to the extent it is a party thereto), and constitute the valid and binding obligations of the Borrower and each Subsidiary (in each case to the extent it is a party thereto), enforceable against the Borrower and each Subsidiary in accordance with their respective terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, moretorium, fraudulent transfer or other similar laws now or hereafter in effect relating to creditors’ rights generally, and by general principles of equity.

(c)           Neither the Borrower nor any Subsidiary is required to obtain any Government Approval, consent or authorization from, or to file any declaration or statement with, any governmental instrumentality or agency in connection with or as a condition to the execution, delivery or performance of any of the Loan Documents.

(d)           The Borrower has reserved for issuance a sufficient number of shares of Common Stock to satisfy its obligations upon conversion in full of the Convertible Term Note and the exercise in full of the Warrant.  Upon conversion of the Convertible Term Note in accordance with the terms thereof, the shares of Common Stock issuable upon such conversion will be validly issued, fully paid and nonassessable.  Upon exercise of the Warrant in accordance with the terms thereof, the Warrant Shares (as such term is defined in the Warrant) will be validly issued, fully paid and nonassessable.

Section 3.04.  Litigation.  Except as disclosed in Schedule 3.04 of the Disclosure Schedule, there is no action, suit or proceeding at law or in equity or by or before any governmental instrumentality or other agency now pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any Subsidiaries or any of their respective assets, which, if adversely determined, would have a Material Adverse Effect.  The Borrower has no Knowledge of any state of facts, events, conditions or circumstances which are reasonably likely to give rise to, or would properly constitute grounds for or the basis of, any suit, action, arbitration, proceeding or investigation (including, without limitation, any unfair labor practice charges, interference with union organizing activities, or other labor or employment claims) against or with respect to the Borrower or any Subsidiary which, if adversely determined, would have a Material Adverse Effect.

Section 3.05.  Material Contracts.  Except as disclosed on Schedule 3.05 of the Disclosure Schedule, neither the Borrower nor any Subsidiary is (a) a party to any Contract, agreement or instrument or subject to any charter or other corporate or organizational restriction which has had or if breached by the Borrower or any Subsidiary would reasonably be expected to have a Material Adverse Effect, (b) subject to any liability or obligation under or relating to any collective bargaining agreement, or (c) in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Contract, agreement or instrument to which it is a party or by which any of its assets or properties is bound, which default, individually or in the aggregate, would have or could reasonably be expected to have a Material Adverse Effect.

Section 3.06.  Title to Properties.  The Borrower and each Subsidiary has good title to all of its owned properties and assets, free and clear of all mortgages, security interests, restrictions, encumbrances or other Liens of any kind, except for restrictions on the nature of use thereof imposed by Applicable Law, and except for Permitted Liens, none of which materially interfere with the use and enjoyment of such properties and assets in the normal course of the Business Operations as presently conducted, or materially impair the value of such properties and assets for the purpose of such business.

Section 3.07.  Real Property.  Schedule 3.07 of the Disclosure Schedule sets forth a correct and complete list of all Real Properties leased or occupied by the Borrower and/or any of the Subsidiaries on the date of this Agreement.  Except for the Owned Real Property, neither the Borrower nor any Subsidiary owns any Real Property.  The Borrower or the subject Subsidiary has a valid lessee’s interest in each Real Property currently leased or occupied by the Borrower or any Subsidiary.  Neither the Borrower, any Subsidiary nor, to the Borrower’s Knowledge, any other party thereto, is in material breach or violation of any requirements of any such lease; and such Real Properties are in good condition (reasonable wear and tear excepted) and are adequate for the current and proposed businesses of the Borrower and its Subsidiaries.  To the Borrower’s Knowledge, the Borrower’s and its Subsidiaries’ use of the Real Properties in the normal conduct of the Business Operations does not violate any applicable building, zoning or other law, ordinance or regulation affecting such Real Properties, and no covenants, easements, rights-of-way or other such conditions of record materially impair the Borrower’s and its Subsidiaries’ use of the Real Properties in the normal conduct of the Business Operations.

Section 3.08.  Machinery and Equipment.  The machinery and equipment owned and/or used by the Borrower and the Subsidiaries is, as to each individual material item of machinery and equipment, and in the aggregate as to all such equipment, in good and usable condition and in a state of good maintenance and repair (reasonable wear and tear excepted), and adequate for its use in the Business Operations.  All of such machinery and equipment has been inspected and maintained at all times and from time to time in accordance with all Applicable Law and applicable manufacturers’ warranties, specifications and recommendations

Section 3.09.  Capitalization.  Except as disclosed in Schedule 3.09 of the Disclosure Schedule and new Subsidiaries which may hereafter be formed or acquired in compliance with this Agreement, the Borrower does not, directly or indirectly, own any capital stock of or any form of equity interest in any other Person.

Section 3.10.  No Bankruptcy Filing.  The Borrower is not contemplating either the filing of a petition under any state or federal bankruptcy or insolvency law, or the liquidation of all or any substantial portion of its assets or property (except for the sale of one or more business units as contemplated by Section 5.16 below); and the Borrower has no Knowledge of any Person contemplating the filing of any such petition against the Borrower.

Section 3.11.  No Investment Company.  The Borrower is not an “investment company” or a company “controlled” by an “investment company” as such terms are defined in the Investment Company Act of 1940, as amended.

Section 3.12.  Margin Securities.  Neither the Borrower nor any Subsidiary owns or has any present intention of acquiring any “margin security” or any “margin stock” within the meaning of Regulations T, U or X of the Board of Governors of the Federal Reserve System (herein called “margin security” and “margin stock”).  None of the proceeds of the Loans will be used, directly or indirectly, for the purpose of purchasing or carrying, or for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry, any margin security or margin stock or for any other purpose which might constitute the transactions contemplated hereby a “purpose credit” within the meaning of said Regulations T, U or X, or cause this Agreement to violate any other regulation of the Board of Governors of the Federal Reserve System or the Exchange Act, or any rules or regulations promulgated under such statutes.

Section 3.13.  Taxes.

(a)           All federal, state and local tax returns and tax reports required to be filed by the Borrower and/or any Subsidiary have been timely filed with the appropriate governmental agencies in all jurisdictions in which such returns and reports are required to be filed, and all of such tax returns, tax reports and other filings are correct and complete in all material respects.  All federal, state and local income, franchise, sales, use, property, excise, ad valorem, value-added, payroll and other taxes (including interest, penalties and additions to tax and including estimated tax installments where required to be filed and paid) due from or with respect to the Borrower and the Subsidiaries have been fully paid (except for taxes the validity of which are being contested in good faith by appropriate proceedings and as to which the Borrower or Subsidiary has set aside on its books adequate reserves), and appropriate accruals have been made on the Borrower’s books for taxes not yet due and payable.  All taxes and other assessments and levies which the Borrower and/or any Subsidiary is required by law to withhold or to collect have been duly withheld and collected, and have been paid over to the proper governmental authorities to the extent due and payable.  Except as set forth in Schedule 3.13 of the Disclosure Schedule, there are no outstanding or pending claims, deficiencies or assessments for taxes, interest or penalties with respect to any taxable period of the Borrower or any Subsidiary, and no outstanding tax Liens.

(b)           Except as disclosed in Schedule 3.13 of the Disclosure Schedule, the Borrower has no Knowledge and has not received notice of any pending audit with respect to any federal, state or local tax returns of the Borrower or any Subsidiary, and no waivers of statutes of limitations have been given or requested with respect to any tax years or tax filings of the Borrower or any Subsidiary.

Section 3.14.  ERISA.  Except as set forth in Schedule 3.14 of the Disclosure Schedule, neither the Borrower nor any ERISA Affiliate of the Borrower maintains or has any obligation to make any contributions to any pension, profit sharing or other similar plan providing for deferred compensation to any employee.  With respect to any such plan(s) as may now exist or may hereafter be established by the Borrower or any ERISA Affiliate of the Borrower, and which constitutes an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA, except as set forth on Schedule 3.14 of the Disclosure Schedule:  (a) the Borrower or the subject ERISA Affiliate has paid and shall cause to be paid when due all amounts necessary to fund such plan(s) in accordance with its terms, (b) except for normal premiums payable by the Borrower to the Pension Benefit Guaranty Corporation (“PBGC”), the Borrower or the subject ERISA Affiliate has not taken and shall not take any action which could result in any liability to the PBGC, or any of its successors or assigns, (c) the present value of all accrued benefits thereunder shall not at any time exceed the value of the assets of such plan(s) allocable to such accrued benefits, (d) there have not been and there shall not be any transactions such as would cause the imposition of any tax or penalty under Section 4975 of the Code or under Section 502 of ERISA, which would adversely affect the funded benefits attributable to the Borrower or the subject ERISA Affiliate, (e) there has not been and there shall not be any termination or partial termination thereof (other than a partial termination resulting solely from a reduction in the number of employees of the Borrower or an ERISA Affiliate of the Borrower, which reduction is not anticipated by the Borrower), and there has not been and there shall not be any “reportable event” (as such term is defined in Section 4043(b) of ERISA) on or after the effective date of Section 4043(b) of ERISA with respect to any such plan(s) subject to Title IV of ERISA, (f) no “accumulated funding deficiency” (as defined in Section 412 of the Code) has been or shall be incurred on or after the effective date of Section 412 of the Code, (g) such plan(s) have been and shall be determined to be “qualified” within the meaning of Section 401(a) of the Code, and have been and shall be duly administered in compliance with ERISA and the Code, and (h) the Borrower is not aware of any fact, event, condition or cause which might adversely affect the qualified status thereof.  As respects any “multi-employer plan” (as such term is defined in Section 3(37) of ERISA) to which the Borrower or any ERISA Affiliate thereof has heretofore been, is now, or may hereafter be required to make contributions, the Borrower or such ERISA Affiliate has made and shall make all required contributions thereto, and there has not been and shall not be any “complete withdrawal” or “partial withdrawal” (as such terms are respectively defined in Sections 4203 and 4205 of ERISA) therefrom on the part of the Borrower or such ERISA Affiliate.

Section 3.15.  Intellectual Property.  Except as set forth in Schedule 3.15 of the Disclosure Schedule, the Borrower and the Subsidiaries own or have the valid right to use all patents, trademarks, copyrights, software, computer programs, equipment designs, network designs, equipment configurations, technology and other intellectual property used, marketed and/or sold in the Business Operations, and the Borrower and the Subsidiaries are in compliance in all material respects with all licenses, user agreements and other such agreements regarding the use of intellectual property used in the Business Operations; and the Borrower has no Knowledge that and has received no notice claiming that any of such intellectual property infringes upon or violates the valid rights of any other Person.

Section 3.16.  Compliance with Laws.  The Borrower and the Subsidiaries are in compliance with all occupational safety, health, wage and hour, employment discrimination, environmental, flammability, labeling and other Applicable Law which are material to the Business Operations, except where such non-compliance would not, individually or in the aggregate, have a Material Adverse Effect.  Neither the Borrower nor any Subsidiary is aware of any existing state or facts, events, conditions or occurrences which may now or hereafter constitute or result in a violation of any Applicable Law, or which may be reasonably expected to give rise to the assertion of any such violation, which individually or in the aggregate could have a Material Adverse Effect.  Neither the Borrower nor any Subsidiary has received written notice of default or violation, nor is the Borrower or any Subsidiary in default or violation, with respect to any judgment, order, writ, injunction, decree, demand or assessment issued by any court or any federal, state, local, municipal or other governmental agency, board, commission, bureau, instrumentality or department, domestic or foreign, relating to any aspect of the Borrower’s or any Subsidiaries’ business, affairs, properties or assets.  Except as disclosed in Schedule 3.16 of the Disclosure Schedule, neither the Borrower nor any Subsidiary has received written notice of or been charged with, or is, to the Borrower’s Knowledge, under investigation with respect to, any violation of any provision of any Applicable Law, which violation would, individually or in the aggregate with all other such violations, have a Material Adverse Effect.

Section 3.17.  Licenses and Permits.  The Borrower and each Subsidiary has all federal, state and local licenses and permits required to be maintained in respect of the ownership and operation of the Owned Real Property and otherwise in connection with and material to the Business Operations, and, to Borrower’s Knowledge, all such licenses and permits are valid and in full force and effect.   The Borrower and each Subsidiary has complied with the requirements of such licenses and permits in all material respects, and has received no written notice of any pending or threatened proceedings for the suspension, termination, revocation or limitation thereof. There is no existing circumstance or condition Known to the Borrower that would be reasonably expected to cause or permit any of such licenses or permits to be voided, revoked or withdrawn.

Section 3.18.  Insurance.  Schedule 3.18 of the Disclosure Schedule lists all insurance coverages maintained by the Borrower and its Subsidiaries on the date of this Agreement, including the names of insurers, policy limits and deductibles.  The Borrower has not received written notice of cancellation or intent not to renew any of such policies, and there has not occurred, and to the Borrower’s Knowledge there does not exist, any condition (other than general industry-wide conditions) such as would cause any of such insurers to cancel any of such insurance coverages, or would be reasonably likely to materially increase the premiums charged to the Borrower or any Subsidiary for coverages consistent with the scope and amounts of coverages as in effect on the date hereof.

Section 3.19.  Environmental Laws.

(a)           Except to the extent disclosed in the Environmental Report, the Borrower and each Subsidiary has complied in all material respects with all Environmental Laws relating to its business and properties, and to the Knowledge of the Borrower there exist no Hazardous Substances in amounts in violation of applicable Environmental Laws or underground storage tanks on any of the Real Properties the existence of which would, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect, except those that are stored and used in material compliance with Applicable Laws.

(b)           Except to the extent disclosed in the Environmental Report, neither the Borrower nor any Subsidiary has received written notice of any pending or threatened litigation or administrative proceeding which in any instance (i) asserts or alleges any violation of applicable Environmental Laws on the part of the Borrower or any Subsidiary, (ii) asserts or alleges that the Borrower or any Subsidiary is required to clean up, remove or otherwise take remedial or other response action due to the disposal, depositing, discharge, leaking or other release of any Hazardous Substances or materials, or (iii) asserts or alleges that the Borrower or any Subsidiary is required to pay all or any portion of the costs of any past, present or future cleanup, removal or remedial or other response action which arises out of or is related to the disposal, depositing, discharge, leaking or other release of any hazardous substances or materials by the Borrower or any Subsidiary.  To the Borrower’s Knowledge, neither the Borrower nor any Subsidiary is subject to any judgment, decree, order or citation related to or arising out of any Environmental Laws.  To the Borrower’s Knowledge, neither the Borrower nor any Subsidiary has been named or listed as a potentially responsible party by any governmental body or agency in any matter arising under any Environmental Laws.  Neither the Borrower nor any Subsidiary is a participant in, nor does the Borrower have Knowledge of, any governmental investigation involving environmental condition at any of the Real Properties.

(c)           Except to the extent disclosed in the Environmental Report, neither the Borrower or any Subsidiary nor, to the Borrower’s Knowledge, any other person, firm, corporation or governmental entity has caused or permitted any Hazardous Substances or other materials to be stored, deposited, treated, recycled or disposed of on, under or at any of the Real Properties which materials, if known to be present, would reasonably be expected to require or authorize cleanup, removal or other remedial action by the Borrower or any Subsidiary under any applicable Environmental Laws.

(d)           To the Borrower’s Knowledge, all owners and/or tenants of  properties adjacent to the Owned Real Property and which may affect the environmental condition of the Owned Real Property have implemented and are in compliance with all mandated remediation programs in respect of Hazardous Substances and other environmental contamination caused by or emanating from such owners’ or tenants’ properties or operations.

(e)           As used in this Section 3.19 and in Sections 5.03 and 5.08 below, the following terms have the following meanings:

“Environmental Laws” include all federal, state, and local laws, rules, regulations, ordinances, permits, orders, and consent decrees agreed to by the Borrower or any Subsidiary, relating to health, safety, and environmental matters applicable to the business and property of the Borrower or any Subsidiary.  Such laws and regulations include but are not limited to the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. §6901 et seq., as amended; the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. §9601 et seq., as amended; the Toxic Substances Control Act (“TSCA”), 15 U.S.C. §2601 et seq., as amended; and the Clean Water Act, 33 U.S.C. §1331 et seq., as amended.

“Hazardous Substances”, “Release”, “Respond” and “Response” shall have the meanings assigned to them in CERCLA, 42 U.S.C. §9601, as amended.

“Notice” means any actual summons, citation, directive, information request, notice of potential responsibility, notice of violation or deficiency, order, claim, complaint, investigation, proceeding, judgment, letter, or other written communication from the United States Environmental Protection Agency or other federal, state, or local agency or authority, or any other entity or individual, public or private, concerning any intentional or unintentional act or omission which involves management of Hazardous Substances in amounts in violation of Environmental Laws on or off any Real Properties; the imposition of any lien on any Real Properties, including but not limited to liens asserted by government entities in connection with any Borrower’s or Subsidiary’s response to the presence or Release of Hazardous Substances in amounts in violation of Environmental Laws; and any alleged violation of or responsibility under any Environmental Laws.

Section 3.20.  Sensitive Payments.  Neither the Borrower nor any Subsidiary has (a) made any contributions, payments or gifts to or for the private use of any governmental official, employee or agent where either the payment or the purpose of such contribution, payment or gift is illegal under the laws of the United States or the jurisdiction in which made, (b) established or maintained any unrecorded fund or asset for any purpose or made any false or artificial entries on its books, (c) made any payments to any person with the intention that any part of such payment was to be used for any purpose other than that described in the documents supporting the payment, or (d) done business with or proposes to do business with any country, or any Person in any country, which is prohibited or restricted under any Applicable Law of the United States, or engaged in or proposes to engage in any “trading with the enemy” or other transactions violating any rules or regulations of the Office of Foreign Assets Control or any similar laws, rules or regulations of any federal, state, local or foreign government or governmental agency.

Section 3.21.  Full Disclosure.  No statement of fact made by the Borrower in this Agreement or any other Loan Document or in any information memorandum, business summary, agreement, certificate, schedule or other written statement furnished by the Borrower or any Subsidiary to the Lender pursuant hereto, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary to make any statements contained herein or therein not misleading.  Except for matters of a general economic or political nature which do not affect the Borrower or any Subsidiary uniquely, there is no fact presently known to the Borrower which has not been disclosed to the Lender, which has had or would reasonably be expected to have a Material Adverse Effect.  All of the SEC reports filed by the Borrower have been prepared in accordance with the applicable rules and regulations of the SEC, are true and accurate in all material respects (subject to any filed amendments), and do not contain any material misstatement of fact or any omission which, in light of the circumstances, would be materially misleading.

Section 3.22.  Reaffirmation.  Each and every request by the Borrower for an Advance shall constitute a reaffirmation of the truth and accuracy in all material respects of the Borrowers’ and each Subsidiary’s representations and warranties made in this Agreement and the Security Documents on and as of the date of such request.

IV.           CONDITIONS OF MAKING THE LOANS

A.           The obligation of the Lender to effect the restructuring hereunder and to consummate the other transactions contemplated hereby are subject to the following conditions precedent:

Section 4.01.  Representations and Warranties.  The representations and warranties set forth in Article III hereof and in the other Loan Documents shall be true and correct on and as of the Closing Date.

Section 4.02.  Loan Documents.  The Borrower and its Subsidiaries (as applicable) shall have duly executed and/or delivered to the Lender all of the following:

(a)           The Notes;

(b)           The Warrant;

(c)           A reaffirmation by the Subsidiaries of their obligations under the Guaranty Agreement; and a reaffirmation by the individuals party to the Validity Guaranties, reaffirming their respective obligations under their respective Validity Guaranties;

(d)           A certificate of the Secretary or an Assistant Secretary of the Borrower, certifying the vote of the Board of Directors or other governing body of the Borrower, authorizing and directing the execution and delivery of this Agreement, the Notes, the Warrant and all further agreements, instruments, certificates and other documents pursuant hereto and thereto, and the consummation of the transactions contemplated hereby and thereby;

(e)           A certificate of the Secretary or an Assistant Secretary of the Borrower, certifying the names of the officers of the Borrower who are authorized to execute and deliver the Loan Documents and all other agreements, instruments, certificates and other documents to be delivered pursuant hereto and thereto, together with the true signatures of such officers.  The Lender may conclusively rely on such certificate until the Lender shall receive any further such certificate canceling or amending the prior certificate and submitting the signatures of the officers named in such further certificate;

(f)           Certified copies of the Organic Documents of the Borrower, and a certificate of the Secretary of State of the State of Nevada certifying that the Borrower is in good standing in such State as of a date reasonably prior to the Closing Date; and

(g)           Such other agreements, instruments, documents and certificates (including, without limitation, satisfactory lien and judgment searches respecting the Borrower) as the Lender or its counsel may reasonably request.

Section 4.03.  Seller Notes Modification.  The Lender shall have received true and complete copies of written modification agreements, executed by GEM-DE and the holders of the Seller Notes, pursuant to which the payment provisions of the Seller Notes (including, without limitation, installment due dates and final maturity dates) shall have been modified to the satisfaction of the Lender in its sole discretion; provided, however, that with respect to the Trust, such modification agreement may be executed and delivered subsequent to the Closing but on or before September 14, 2009.

Section 4.04.  Fees and Reimbursements.  The Borrower shall have paid or reimbursed the Lender for its reasonable out-of-pocket costs, charges and expenses incurred to the Closing Date in respect of the transactions contemplated by this Agreement and the other Loan Documents; and in connection herewith, the Borrower hereby irrevocably authorizes the Lender to charge such amounts as Advances to the Borrower’s revolving credit loan account.  Failure of the Lender to effect any such charge shall not excuse the Borrower from its obligation to pay such amounts.

Section 4.05.  Further Matters.  All legal matters, and the form and substance of all documents, incident to the transactions contemplated hereby shall be satisfactory to counsel for the Lender.

Section 4.06.  No Default.  No Default or Event of Default shall have occurred and be continuing.

B.           The obligation of the Lender to make any Advances subsequent to the Closing Date is subject to (a) the representations and warranties set forth in Article III and in the other Loan Documents being true and correct in all material respects (except that, to the extent that any representation or warranty is already qualified by concepts of materiality and/or Material Adverse Effect, then such representations and warranties shall be true and correct in all respects) on and as of the subject Borrowing Date, (b) the Lender’s receipt of a current Borrowing Base report in conformity with Section 5.04(d) below, (c) the execution and delivery of such further Security Documents as the Lender may have reasonably requested pursuant to the Security Documents theretofore executed and delivered, and (d) there being no continuing Default or Event of Default.

V.           AFFIRMATIVE COVENANTS

The Borrower hereby covenants and agrees that, from the date hereof and until all Obligations (whether now existing or hereafter arising) have been paid in full and the Revolving Credit Commitment has been terminated, unless the Lender shall otherwise consent in writing, the Borrower shall, and shall cause each of its Subsidiaries to:

Section 5.01.  Corporate and Insurance.  Do or cause to be done all things necessary to at all times (a) preserve, renew and keep in full force and effect its corporate or other legal existence, rights, licenses, permits and franchises, (b) comply with the Loan Documents and any other agreements and instruments executed and delivered hereunder and thereunder (to the extent a party thereto), (c) maintain, preserve and protect all of its franchises and material trade names, and preserve all of its material property used or useful in the conduct of its business and keep the same in good repair, working order and condition (reasonable wear and tear excepted), and from time to time make, or cause to be made, all needed and proper repairs, renewals, replacements, betterments and improvements thereto, so that the Business Operations carried on in connection therewith may be properly and advantageously conducted at all times, (d) maintain insurance in amounts, on such terms and against such risks (including fire and other hazards insured against by extended coverage, and public liability insurance covering claims for personal injury, death or property damage) as are customary for companies of similar size revenues in the same or similar businesses and operating in the same or similar locations, as well as all such other insurance as is required by the Collateral Agreement, each of which policies (other than workers compensation) shall be issued by a financially sound and reputable insurer reasonably satisfactory to the Lender and shall name the Lender as loss payee and additional insured as its interest appears and provide for the Lender to receive written notice thereof at least thirty (30) days prior to any cancellation of the subject policy, and (e) comply with all material Contracts and material obligations to which it is a party or by which it is bound, all benefit plans which it maintains or is required to contribute to, and all Applicable Law (including, without limitation, Environmental Laws) material to its Business Operations, and all requirements of its insurers, whether now in effect or hereafter enacted, promulgated or issued.  The Borrower will provide to the Lender a certificate of the foregoing insurance, promptly upon request.

Section 5.02.  Payment of Taxes.  File, pay and discharge, or cause to be paid and discharged, all taxes, assessments and governmental charges or levies imposed upon the Borrower and/or any Subsidiary or upon its income and profits or upon any of its property (real, personal or mixed) or upon any part thereof, before the same shall become in default, as well as all lawful claims for labor, materials, supplies and otherwise, which, if unpaid when due, might become a Lien or charge upon such property or any part thereof; provided, however, that neither the Borrower nor any Subsidiary shall be required to pay and discharge or cause to be paid and discharged any such tax, assessment, charge, levy or claim so long as (a) the validity thereof shall be contested in good faith by appropriate proceedings and the Borrower or such Subsidiary shall have set aside on its books adequate reserves with respect to any such tax, assessment, charge, levy or claim so contested, and (b) payment with respect to any such tax, assessment, charge, levy or claim shall be made before any of the Borrower’s or such Subsidiary’s property shall be seized or sold in satisfaction thereof.

Section 5.03.  Notices.  Give prompt written notice to the Lender of (a) the filing by the Borrower of any SEC Reports, (b) the receipt by the Borrower or any Subsidiary of any Notice in respect of Hazardous Substances or otherwise in respect of or under any Environmental Laws or any claimed violation thereof by the Borrower, any Subsidiary or any Real Property, (c) any proceedings instituted against the Borrower or any Subsidiary in any federal or state court or before any commission or other regulatory body, whether federal, state or local, which, if adversely determined, could reasonably be expected to have a Material Adverse Effect (d) occupancy of any new or additional Real Property, and (e) the occurrence of any material casualty to any Collateral, any Material Adverse Effect, or any Default or Event of Default, and the action that the Borrower has taken, is taking, or proposes to take with respect thereto.

Section 5.04.  Periodic Reports.  Furnish to the Lender:

(a)           Within ninety (90) calendar days after the end of each Fiscal Year consolidated and consolidating balance sheets, statements of income, statements of stockholders’ equity, and statements of cash flows of the Borrower and its Subsidiaries, together with footnotes and supporting schedules thereto, certified (as to the consolidated statements) by independent certified public accountants selected by the Borrower and reasonably satisfactory to the Lender, showing the financial condition of the Borrower and its Subsidiaries at the close of such Fiscal Year and the results of operations of the Borrower and its Subsidiaries during such Fiscal Year;

(b)           Within (i) thirty (30) calendar days after the end of each fiscal month (forty-five (45) calendar days in the case of the end of a fiscal quarter), consolidated (and, if specifically requested by the Lender reasonably in advance, consolidating) unaudited balance sheets, statements of income, statements of stockholders’ equity and statements of cash flows of the Borrower and its Subsidiaries, in each case with supporting schedules thereto, prepared by the Borrower and certified by the Borrower’s Chairman, President, Chief Executive Officer, Chief Financial Officer or Chief Accounting Officer, such balance sheets to be as of the close of such fiscal month and such statements of income, statements of stockholders’ equity and statements of cash flows to be for the period from the beginning of the then-current Fiscal Year to the end of such fiscal month or fiscal quarter (as the case may be), together with comparative statements of income and cash flows for the corresponding period in the immediately preceding Fiscal Year, in each case subject to normal audit and year-end adjustments;

(c)           Concurrently with the delivery of each of the financial statements required by Sections 5.04(a) and 5.04(b) above, a certificate on behalf of the Borrower (signed by the Chairman, President, Chief Executive Officer, Chief Financial Officer or Chief Accounting Officer of the Borrower), certifying (i) that he has examined the provisions of this Agreement and that no Default or Event of Default has occurred and/or is continuing, and (ii) with respect to any financial statements as of or ending on a date as of which compliance with Sections 6.18 and/or 6.19 below is required, a calculation of the applicable EBITDA and/or EBITDA to Fixed Charges ratio for the subject measuring period;

(d)           On or prior to the fifteenth (15th) calendar day of each calendar month, a detailed calculation of the Borrowing Base as of the close of the immediately preceding calendar month, in form and substance, and with supporting documentation (including, without limitation, receivables and payables agings as of the close of the immediately preceding calendar month), as may reasonably be required by the Lender;

(e)           Within fifteen (15) calendar days after the end of each calendar month, an accounts receivable aging report and an accounts payable aging report for the Borrower and the Subsidiaries (each on a consolidated and consolidating basis);

(f)           As soon as approved by the Borrower’s Board of Directors (but in any event not later than the beginning of each Fiscal Year), a budget and operating plan (on a quarter-by-quarter basis) for such Fiscal Year, in such detail as may reasonably be required by the Lender;

(g)           As and when distributed to the Borrower’s shareholders, copies of all proxy materials, reports and other information which the Borrower provides to its shareholders; and as and when distributed to any other holders of Indebtedness of the Borrower or the Subsidiaries, copies of all reports, statements and other information provided to such lenders; and

(h)           Promptly, from time to time, such other information (including, without limitation, receivables and payables agings, and sales reports) regarding the Borrower’s or any Subsidiary’s operations, assets, business, affairs and financial condition, as the Lender may reasonably request.

To the extent that the financial statements required by Sections 5.04(a) and 5.04(b) are contained in any SEC Reports filed by the Borrower within the required time period hereunder for the delivery of such financial statements, then the Borrower shall be deemed to have complied with the subject financial statement delivery by notifying the Lender of the filing of the subject SEC Report.

To the extent that any report or other delivery required under this Section 5.04 or elsewhere in this Agreement will, at the time of anticipated delivery to the Lender, contain any material non-public information, the Borrower will notify the Lender thereof as promptly as practicable prior to the delivery of such report (but without disclosing the specific items of material non-public information or the nature thereof), and if so requested by the Lender prior to the required date of the information delivery hereunder, the Borrower shall (x) if reasonably practicable, redact such material non-public information from the subject report prior to the delivery thereof to the Lender, or (y) defer delivery of such report until such time as the Borrower has made public disclosure of the subject material information or the Lender has affirmatively requested delivery of such report.  Absent timely request by the Lender as aforesaid, the Borrower shall make the required delivery to the Lender on a timely basis.

Section 5.05.  Books and Records; Inspection.  Maintain centralized books and records regarding all of the Business Operations at the Borrower’s principal place of business, and permit agents or representatives of the Lender to inspect, at any time during normal business hours, upon reasonable notice, and without undue material disruption of the Business Operations, all of the Borrower’s and its Subsidiaries’ various books and records, to make copies, abstracts and/or reproductions thereof, and to discuss the business and affairs of the Borrower and the Subsidiaries with the management of the Borrower.

Section 5.06.  Accounting.  Maintain a standard system of accounting in order to permit the preparation of financial statements in accordance with GAAP and Regulation S-X promulgated under the Act.

Section 5.07.  Reimbursements.  Pay or reimburse the Lender or other appropriate Persons on demand for all reasonable costs, expenses and other charges incurred or payable from time to time in connection with the transactions contemplated by this Agreement, any waivers or amendments in respect of any Loan Documents (whether or not completed or executed), any “workout” or enforcement action (whether or not consummated or completed, and regardless of the outcome thereof), and the Lender’s initial SEC filing subsequent to the Closing Date reporting its and its Affiliates’ beneficial ownership of securities of the Borrower, including but not limited to any and all search fees, recording fees, costs of inspections, and legal and accounting fees.

Section 5.08.  Environmental Response.  In the event that Borrower obtains knowledge during the term of this Agreement of any material discharge, spill, injection, escape, emission, disposal, leak or other Release of Hazardous Substances in amounts in violation of applicable Environmental Laws by the Borrower or any Subsidiary on any Real Property owned or leased by the Borrower or any Subsidiary, which is not authorized by a permit or other approval issued by the appropriate governmental agencies and which requires notification to or the filing of any report with any federal or state governmental agency by the Borrower or any Subsidiary, the Borrower shall promptly: (a) notify the Lender; and (b) to the extent required of Borrower or any  Subsidiary by applicable Environmental Laws, comply with the notice requirements of the Environmental Protection Agency and applicable state agencies, and take all steps necessary to promptly clean up such discharge, spill, injection, escape, emission, disposal, leak or other Release in accordance with all applicable Environmental Laws and the Federal National Contingency Plan, and, if required, by applicable Environmental Laws, receive a certification from all applicable state agencies or the Environmental Protection Agency, that such Real Property has been cleaned up to the satisfaction of such agency(ies).

Section 5.09.  Management.  Cause Timothy J. Koziol to continue to be employed or to function as the Chief Executive Officer of the Borrower, Brett M. Clark to continue to be employed or to function as the Chief Financial Officer of the Borrower, and William Mitzell to continue to be employed or to function as the Chief Operating Officer of the Borrower, unless a successor is appointed within sixty (60) days after the termination of any such individual’s employment and such successor is reasonably satisfactory to the Lender.

Section 5.10.  Use of Proceeds.  Cause all proceeds of the Loans to be utilized solely in the manner and for the purposes set forth in Section 2.04 above.

Section 5.11.  Future Subsidiaries.  At any time and from time to time when the Borrower or any of its Domestic Subsidiaries proposes to form or acquire any Domestic Subsidiary subsequent to the Closing Date, the Borrower shall give written notice thereof to the Lender reasonably in advance of (and in no event less than fifteen (15) days prior to) the formation or acquisition of such Domestic Subsidiary, accompanied by true and complete copies of the Organic Documents of such Domestic Subsidiary and stating, with respect to such Domestic Subsidiary, (a) its proper legal name, (b) its jurisdiction of incorporation or formation, (c) the jurisdictions (if any) in which it is qualified or is required to be qualified to do business as a foreign entity, (d) the number of shares of capital stock, equity securities or ownership interests outstanding, and (e) the record owners of such outstanding capital stock, equity securities or other ownership interests; and contemporaneously with the formation or acquisition of such new Domestic Subsidiary, such new Domestic Subsidiary shall be deemed to have made and joined in all of the representations and warranties made by the Borrower in this Agreement and the other Loan Documents (all of which shall be applicable to such new Domestic Subsidiary as if named therein), and the Borrower shall cause such new Domestic Subsidiary to execute and deliver to the Lender (i) a Guaranty Agreement in form and substance reasonably satisfactory to the Lender (or a joinder agreement with respect to the existing Guaranty Agreement in form and substance reasonably satisfactory to the Lender), and (ii) a Collateral Agreement (with completed perfection certificate and other appropriate Security Documents) in substantially the form of the Collateral Agreement as then in effect (or a joinder agreement with respect to the existing Collateral Agreement in form and substance reasonably satisfactory to the Lender) and other Security Documents as reasonably requested by the Lender.

Section 5.12.  Landlord Waivers.  To the extent requested by the Lender from time to time subsequent to the Closing Date, use commercially reasonable efforts to obtain, in form and substance reasonably satisfactory to the Lender, any and all bailee waivers, warehousemen’s waivers, Landlord Waivers and/or access agreements requested by the Lender in respect of locations where there is stored or held Collateral having an aggregate fair market value in excess of $25,000 and this Section 5.12 shall be applicable to any material leased premises for which a Landlord Waiver has not been obtained as of the Closing Date.

Section 5.13.  Deposit Accounts.  Notify the Lender upon opening any new bank account or securities account, and cause the subject bank or securities intermediary promptly to execute and deliver to the Lender a Control Agreement in respect of such bank account or securities account; and this Section 5.13 shall also be applicable to any and all bank accounts for which Control Agreements have not been entered into on the Closing Date if (a) the funds in such bank account exceed $10,000, or (ii) the funds held in the Bank Accounts for which Control Agreements are not in place exceed $25,000 in the aggregate; and to the extent that a required Control Agreement is not entered into within thirty (30) days after the Closing Date, then the subject bank account(s) shall be promptly closed and the funds held therein shall be transferred to one or more accounts at another banking institution which has executed and delivered a Control Agreement in respect of such account(s) in form and substance satisfactory to the Lender; provided that the requirements of this section shall not apply to any bank account used by the Borrower or its Subsidiaries to make payroll payments so long as no amounts are held in such accounts for more than two (2) Business Days.

Section 5.14.  Seller Notes Certification.  Not less than ten (10) Business Days prior to making any payment on or in respect of either of the Seller Notes, provide to the Lender (a) a pro forma calculation of the coverage test under Section 6.19 below as of the date of the most recent financial statements of the Borrower then available and giving pro forma effect to the proposed payment on the Seller Notes, and (b) certifying that, both before and after giving effect to such proposed payment on the Seller Notes, no Event of Default exists or shall exist; and to the extent that any such calculation or certification shall indicate that an Event of Default exists or would exist immediately after giving effect to the proposed payment, the Borrower shall not make such proposed payment.

Section 5.15.  Rights of First Refusal.  At any time when any Obligations are outstanding or the Revolving Credit Commitment remains in effect, provide written notice to Lender not less than thirty (30) days prior to accepting any bona fide offer or proposal with respect to any equity or debt financing to be undertaken by the Borrower or any of its Subsidiaries (which notice shall set forth in reasonable detail all of the material terms and conditions on which such equity or debt financing is to be effected), and if the Lender or any Affiliate of the Lender agrees in writing, within twenty (20) days after receipt of such notice, to provide such equity or debt financing on substantially similar material terms as those set forth in the Borrower’s notice, the Borrower or such Subsidiary shall undertake such financing with the Lender or its Affiliate promptly thereafter (subject to the Borrower’s or the Subsidiary’s right to abandon the proposed financing altogether); and this Section 5.15 shall (a) again be applicable in the event that any proposed equity or debt financing terms offered to the Lender are modified in a manner which is materially more advantageous to the investor(s), taken as a whole, and (b) be applicable successively to each and every proposed equity or debt financing until the Obligations have been paid in full and the Revolving Credit Commitment has been terminated or has expired.

Section 5.16.  Sales of Business Units.  Continue to pursue with reasonable diligence the Borrower’s plan to restructure its operations by offering for sale the Borrower’s revenue-generating business units at prices and on terms and conditions reasonably acceptable to the Borrower and the Lender; and, upon request of the Lender if the Lender deems same to be appropriate to assist in the sale of such revenue-generating business units, retain an investment banker or other qualified Person(s) reasonably acceptable to the Lender.

VI.           NEGATIVE COVENANTS

The Borrower hereby covenants and agrees that, until all Obligations (whether now existing or hereafter arising) have been paid in full and the Revolving Credit Commitment has been terminated, unless the Lender shall otherwise consent in writing, the Borrower shall not, and shall not permit any Subsidiary to, directly or indirectly:

Section 6.01.  Indebtedness.  Incur, create, assume, become or be liable in any manner with respect to, or permit to exist, any Indebtedness, other than:

(a)           Indebtedness to the Lender pursuant to the Loan Documents;

(b)           liabilities with respect to trade obligations, accounts payable, advances, royalty or other similar payments, operating leases and other normal accruals incurred in the ordinary course of business, or with respect to which the Borrower or the subject Subsidiary is contesting in good faith the amount or validity thereof by appropriate proceedings, and then only to the extent that the Borrower or the subject Subsidiary has set aside on its books adequate reserves therefor;

(c)           Indebtedness existing on the date of this Agreement owed to those Persons, in those amounts and having those maturities as set forth in Schedule 3.01 of the Disclosure Schedule, including any extensions, renewals or refinancings of such Indebtedness provided that (i) there is no increase in the principal amount thereof at the time of such extension, renewal or refinancing, and (ii) there is no other material change in the terms of such Indebtedness which is materially adverse to the Borrower or to the Lender;

(d)           Capitalized Leases reflected in the Financial Statements, and Capitalized Leases hereafter entered into by the Borrower or its Subsidiaries in the ordinary course of the Business Operations and within the limitations provided in Section 6.17 below;

(e)           purchase money Indebtedness incurred in connection with the Borrower’s or its Subsidiaries’ acquisition of capital assets in the ordinary course of the Business Operations and within the limitations provided in Section 6.17 below;

(f)           Subordinated Debt in such amounts and upon such terms and conditions as shall be acceptable to the Lender in its sole and absolute discretion;

(g)           intercompany Indebtedness between the Borrower and any Wholly-Owned Subsidiary or between Wholly-Owned Subsidiaries;

(h)           Guarantees to the extent permitted pursuant to Section 6.03 below; and

(i)            The Seller Notes.

Section 6.02.  Liens.  Create, incur, assume or suffer to exist any Lien or other encumbrance of any nature whatsoever on any of its assets, now or hereafter owned, other than:

(a)           subject to Section 5.02 above, Liens securing the payment of taxes which are either not yet due or the validity of which is being contested in good faith by appropriate proceedings, and as to which the Borrower or the subject Subsidiary shall have set aside on its books adequate reserves;

(b)           deposits under workers’ compensation, unemployment insurance and social security laws, or to secure the performance of bids, tenders, contracts (other than for the repayment of money borrowed) or leases, or to secure statutory obligations or surety or appeal bonds, or to secure indemnity, performance or other similar bonds in the ordinary course of business;

(c)           statutory Liens of landlords; Liens imposed by law, such as, carriers’, warehousemen’s, materialmen’s or mechanics’ liens, incurred by the Borrower or any Subsidiary in good faith in the ordinary course of business and discharged promptly after same are incurred and prior to delinquency thereof; fully bonded Liens arising out of a judgment or award against the Borrower or any Subsidiary with respect to which the Borrower or such Subsidiary shall currently be prosecuting an appeal, a stay of execution pending such appeal having been secured; and Liens arising out of a judgment or award against the Borrower or any Subsidiary which are fully covered by insurance (subject to applicable deductibles) and for which the relevant insurer has not denied or disclaimed coverage;

(d)           other Liens incurred in connection with Indebtedness expressly permitted pursuant to Section 6.01(d) and/or Section 6.01(e) above, or existing on the subject assets at the time of acquisition thereof, provided that such Liens do not extend to any assets or property other than the specific assets or properties acquired pursuant to such permitted Indebtedness;

(e)           encumbrances consisting of easements, rights-of-way, survey exceptions and other similar restrictions on the use of Real Property, or minor irregularities in title thereto which do not materially impair the use of such property in the operation of the business of the Borrower and its Subsidiaries;

(f)            Liens in existence on the date of this Agreement, as set forth on Schedule 6.02 of the Disclosure Schedule;

(g)           Liens arising out of judgments or awards (i) which are fully covered by insurance (subject to applicable deductibles) and for which the relevant insurer has not denied or disclaimed coverage, (ii) with respect to which the Borrower or the subject Subsidiary shall be prosecuting an appeal in good faith and in respect of which a stay of execution shall have been issued, or (iii) which do not cause an Event of Default under Section 7.01(i) below;

(h)           Liens in favor of the Lender; and

(i)            extensions, renewals or replacements of any Lien referred to in clauses (a) through (f) above, provided that same shall not effect any increase in any principal amount secured thereby.

Section 6.03.  Guarantees.  Guarantee, endorse or otherwise in any manner become or be responsible for obligations of any other Person, except (a) endorsements of negotiable instruments for collection in the ordinary course of business, and (b) Guarantees by the Borrower of obligations of Wholly-Owned Subsidiaries in the ordinary course of business.

Section 6.04.  Sales of Assets and Management.  (a) Sell, lease, transfer, encumber or otherwise dispose of any of the Borrower’s or any Subsidiary’s properties, assets, rights, licenses or franchises other than (i) sales of inventory in the ordinary course of business, (ii) licenses, joint ventures and related transactions entered into, modified or terminated in the ordinary course of business, or (iii) the disposition of surplus, obsolete or worn-out equipment in the ordinary course of business, or (b) permit any Affiliate of the Borrower (other than a Subsidiary which is a party to the Collateral Agreement) to own or obtain any patent, patent application, copyright, copyright application, trademark, trademark application, license, or other intangible asset relating to the Business Operations except in the normal course of business on terms and conditions no less favorable to the Borrower or any Subsidiary than those which could be obtained in an arms’ length transaction with an unaffiliated third party.

Section 6.05.  Sale-Leaseback. Enter into any arrangement, directly or indirectly, with any Person whereby the Borrower or any Subsidiary shall sell or transfer any property (real, personal or mixed) used or useful in the Business Operations, whether now owned or hereafter acquired, and thereafter rent or lease such property.

Section 6.06.  Investments; Acquisitions.  Make any Investment in, or otherwise acquire or hold securities (including, without limitation, capital stock and evidences of Indebtedness) of, or make loans or advances to, or enter into any arrangement for the purpose of providing funds or credit to, any other Person (including any Affiliate), except:

(a)           Investments in Wholly-Owned Subsidiaries which have complied with the requirements of Section 5.11 above;

(b)           advances (to the extent permitted by Applicable Law, including federal securities laws) to employees of the Borrower or any Wholly-Owned Subsidiaries for normal business expenses not to exceed at any time $25,000 in the aggregate;

(c)           equity interests in Account Debtors received in connection with the settlement of amounts due to the Borrower or any Subsidiary in the ordinary course of business or upon the insolvency of the subject Account Debtors;

(d)           Investments of excess cash generated in the Business Operations in Cash Equivalents; and

(e)           Investments of cash in overnight deposits or other customary cash management Investments with commercial banks or in commercial paper satisfying the criteria for such banks or commercial paper as set forth in the definition of Cash Equivalents.

Section 6.07.  Real Property; Corporate Form; Acquisitions.  Purchase or acquire any Real Property or any ownership interest in any Real Property; or dissolve or liquidate, or consolidate or merge with or into, sell all or substantially all of the assets of the Borrower or any Subsidiary to, or acquire all or substantially all of the securities, assets or properties of, any other Person, except for (a) consolidations of Wholly-Owned Subsidiaries (provided that the owner of the Owned Real Property shall not be consolidated with any other Subsidiary); (c) mergers of a Wholly-Owned Subsidiary (other than the owner of the Owned Real Property) into the Borrower or into a Wholly-Owned Subsidiary; or (d) sales (other than a sale of the Owned Real Property) to the Borrower or another Subsidiary for fair value.

Section 6.08.  Dividends and Redemptions.  Directly or indirectly declare or pay any dividends, or make any distribution of cash or property, or both, to any Person in respect of any of the shares of the capital stock or other equity securities of the Borrower or any other Person, or directly or indirectly redeem, purchase or otherwise acquire for consideration any securities or shares of the capital stock or other equity securities of the Borrower or any other Person, or establish or make payment into any sinking fund for any such purpose; provided, that this Section 6.08 shall not be deemed to prohibit the payment of dividends or distributions by any Subsidiary to the Borrower or to any other direct or indirect Wholly-Owned Subsidiary.

Section 6.09.  Compensation.  Directly or indirectly pay any cash compensation to any executive officers of the Borrower except in accordance with the compensation levels disclosed in Schedule 6.09 of the Disclosure Schedule or as otherwise approved by the disinterested members of the Board of Directors of the Borrower but in no case in any amount or amounts which would cause or reasonably be expected to cause a Material Adverse Effect.

Section 6.10.  Change of Business.  Directly or indirectly: (a) engage in a business materially different from the general nature of the Business Operations (i) as now being conducted, or (ii) as the same may hereafter be reasonably expanded from time to time in like areas of business; (b) wind up the Business Operations or cease substantially all of its normal Business Operations for a period in excess of ten (10) consecutive days; or (c) suffer any material disruption, interruption or discontinuance of a material portion of its normal Business Operations for a period in excess of thirty (30) consecutive days (provided that no Material Adverse Effect shall exist or arise during such thirty (30) day period).

Section 6.11.  Receivables.  Sell or assign in any way any accounts receivable, promissory notes or trade acceptances held by the Borrower or any Subsidiary with or without recourse, except for collections (including endorsements) in the ordinary course of business.

Section 6.12.  Certain Amendments.  Agree, consent, permit or otherwise undertake to amend any of the terms or provisions of (a) the Borrower’s or any Subsidiary’s Organic Documents or the Seller Notes in a manner which may impair or adversely affect in any respect any of the Lender’s rights under any of the Loan Documents, or (b) the Purchase Money Note or the Royalty Provisions, or any other provisions of the Stock Purchase Agreement, in any manner such as would reduce or delay payments to GEM-DE (or the Lender, as collateral assignee) thereunder or otherwise restrict or limit rights to receive or collect payments thereunder; or purport to release any of the collateral securing the Purchase Money Note.

Section 6.13.  Affiliate Transactions.  Enter into any Contract, agreement or transaction with any Affiliate of the Borrower except (a) as disclosed in Schedule 6.13 of the Disclosure Schedule, (b) for intercompany Indebtedness between the Borrower and any Wholly-Owned Subsidiary or between any Wholly-Owned Subsidiaries, or (c) in the normal course of business on terms and conditions no less favorable to the Borrower or any Subsidiary than those which could be obtained in an arms’ length transaction with an unaffiliated third party.

Section 6.14.  Fiscal Year.  Amend its Fiscal Year.

Section 6.15.  Subordinated Debt.  Prepay, redeem or purchase any Subordinated Debt, or make any payment on any Subordinated Debt, except as permitted in accordance with the applicable subordination agreement.

Section 6.16.  ERISA.  Suffer or permit any condition or circumstance contrary to or in violation of Section 3.14 above, if same has or would reasonably be expected to have a Material Adverse Effect.

Section 6.17.  Capital Expenditures.  Make aggregate Capital Expenditures (whether through cash purchase, principal payments under Capitalized Leases, or otherwise) in any Fiscal Year, in the aggregate for the Borrower and all Subsidiaries, in excess of $600,000.

Section 6.18.  EBITDA.  Permit EBITDA to be less than (a) $1.00 for any fiscal quarter ending on or after December 31, 2009.  For purposes of assessing interest at the default rates provided in the Notes, any failure to comply with this Section 6.18 shall be deemed to be an Event of Default at the end of the subject fiscal quarter (and not deferred until such non-compliance is reported), but for all other purposes, such non-compliance shall not be deemed an Event of Default (i) unless (A)the Borrower fails, within thirty (30) days after the conclusion of the subject fiscal quarter, to reach written agreement with the Lender on a plan to cure such non-compliance, or (B) if such a curative plan is agreed upon, the Borrower fails to complete the cure within sixty (60) days after the conclusion of the subject fiscal quarter, or (ii) if (A) the Borrower shall have received, during or within sixty (60) days after the conclusion of the subject fiscal quarter, net cash proceeds from the issuance of Common Stock in a dollar amount at least equal to the amount by which the Borrower failed to achieve the required minimum EBITDA), which net cash proceeds amount (or requisite portion thereof) are, for purposes hereof, added to EBITDA to the extent necessary (on a dollar-for-dollar basis) to eliminate the EBITDA shortfall in such fiscal quarter, and/or (B) to the extent that such net cash proceeds are not applied to cure an EBITDA shortfall as aforesaid (“Excess Cash Proceeds”), and provided that the Borrower has made or simultaneously makes a prepayment of principal under the Convertible Term Note out of such net cash proceeds (which prepayment shall be applied to the principal installments thereunder in direct order of maturity, and shall be without requirement of any premium or penalty) in an amount equal to one-half of the Excess Cash Proceeds, an amount equal to one-half of the Excess Cash Proceeds are, for purposes hereof, added to EBITDA in the first fiscal quarter immediately following the fiscal quarter in which the Excess Cash Proceeds were received by the Borrower.

Section 6.19.  Coverage Test.  Permit the ratio of (a) EBITDA, plus any permitted additions to EBITDA effected in accordance with Section 6.18 above, minus any and all dividends, distributions and/or redemption payments made by the Borrower to its shareholders or other holders of equity interests, to (b) Fixed Charges, to be less than 1.0 to 1.0 for any four (4) consecutive fiscal quarters ending on or after December 31, 2009.

Section 6.20.  GPP Payments.  Make any payments of any kind (whether in cash, in kind or otherwise) to or on behalf of GPP or any of its Affiliates, provided that the foregoing limitation shall not be applicable to scheduled payments which are made as and when due under the outstanding Equipment Lease Agreement between GEM-DE and P-1 Leasing (an affiliate of GPP), at the rate of $4,000 per month.

VII.         DEFAULTS

Section 7.01.  Events of Default.  Each of the following events is herein, and in the Notes, sometimes referred to as an Event of Default:

(a)           if any representation or warranty made herein or in any other Loan Document, or in any certificate, financial statement, Borrowing Base report, instrument or other written statement furnished by the Borrower or any Subsidiary in connection with this Agreement, any other Loan Document or any of the borrowings hereunder shall be false, inaccurate or misleading in any material respect when made or when deemed made hereunder;

(b)           any default in the payment of any principal or interest under either of the Notes or any other Obligations when the same shall be due and payable, whether at the due date thereof or at a date required for prepayment or by acceleration or otherwise, and the continuance of any such non-payment (in whole or in part) for a period of three (3) Business Days;

(c)           any default in the due observance or performance of any covenant, condition or agreement contained in any Section of Article VI hereof or in the Board Observer Agreement, which, if capable of being cured, is not fully cured within thirty (30) days after the occurrence thereof;

(d)           any default in the due observance or performance of any covenant, condition or agreement to be observed or performed under Article V hereof, or otherwise pursuant to the terms hereof or any other Loan Document and not addressed in Sections 7.01(a), (b) or (c), and the continuance of such default unremedied for a period of thirty (30) days (five (5) Business Days in the case of Sections 2.04(b) and 5.01(d) above) after written notice thereof to the Borrower, or such other cure period as may be provided in the applicable Loan Document;

(e)           any default with respect to any Indebtedness of the Borrower or any of the Subsidiaries (other than to the Lender) in an aggregate amount in excess of $50,000, if the effect of such default is to permit the holder, with or without notice or lapse of time or both, to accelerate the maturity of any such Indebtedness for money borrowed or to cause such Indebtedness for money borrowed to become due prior to the stated maturity thereof;

(f)           if the Borrower or any Subsidiary shall: (i) apply for or consent to the appointment of a receiver, trustee, custodian or liquidator of it or any of its properties, (ii) admit in writing its inability to pay its debts as they mature, (iii) make a general assignment for the benefit of creditors, (iv) be adjudicated a bankrupt or insolvent or be the subject of an order for relief under Title 11 of the United States Code, or (v) file a voluntary petition in bankruptcy, or a petition or an answer seeking reorganization or an arrangement with creditors or to take advantage or any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation law or statute, or an answer admitting the material allegations of a petition filed against him or it in any proceeding under any such law, or (vi) take or permit to be taken any action in furtherance of or for the purpose of effecting any of the foregoing;

(g)           if any order, judgment or decree shall be entered, without the application, approval or consent of the Borrower or any Subsidiary, by any court of competent jurisdiction, approving a petition seeking reorganization of the Borrower or any Subsidiary, or appointing a receiver, trustee, custodian or liquidator of the Borrower or any Subsidiary, or of all or any substantial part of its assets, and such order, judgment or decree shall continue unstayed and in effect for any period of sixty (60) days;

(h)           if final judgment(s) or administrative order for the payment of money in an uninsured amount in excess of $50,000 individually or in the aggregate shall be rendered against the Borrower and/or any Subsidiary, and the same shall remain undischarged or unbonded for a period of thirty (30) consecutive days, during which execution shall not be effectively stayed;

(i)            the occurrence of any levy upon or seizure or attachment of, or any uninsured loss of or damage to, any property of the Borrower or any Subsidiary having an aggregate fair value or repair cost (as the case may be) in excess of $50,000 individually or in the aggregate, and any such levy, seizure or attachment shall not be set aside, bonded or discharged within thirty (30) days after the date thereof;

(j)            if any Lien purported to be created by any Security Document shall cease to be a valid perfected first priority Lien (subject only to any priority accorded by Applicable Law to Permitted Liens) on the assets or properties covered thereby, or the Borrower or any Subsidiary or Affiliate thereof shall assert in writing that any Lien purported to be created by any Security Document is not a valid perfected first priority lien (subject only to any priority accorded by Applicable Law to Permitted Liens) on the assets or properties purported to be covered thereby;

(k)           if (i) any of the Loan Documents shall, other than by reason of the Lender’s default, bankruptcy or insolvency, cease to be in full force and effect (other than as a result of the discharge thereof in accordance with the terms thereof or by written agreement of all parties thereto), or (ii) the Borrower or any Subsidiary or Affiliate thereof shall disclaim or deny the validity of any Loan Document or its obligations thereunder;

(l)            if the Borrower or any Subsidiary or any executive officer of the Borrower or any Subsidiary shall be indicted for, convicted of or plead nolo contendere to any felony offense;

(m)          if the Common Stock shall not be traded or listed on any national securities exchange, the Nasdaq Global Market, the Nasdaq Select Market (or any other Nasdaq market) or the OTC Bulletin Board for any period of thirty (30) consecutive days; or

(n)          the shall occur any Material Adverse Effect.

Section 7.02.  Remedies.  Upon the occurrence of any Event of Default, and at all times thereafter during the continuance thereof: (a) the Notes, and any and all other Obligations, shall, at the Lender’s option (except in the case of Sections 7.01(f) and 7.01(g) hereof, the occurrence of which shall automatically effect acceleration, regardless of any action or forbearance in respect of any prior or ongoing Default or Event of Default which may be inconsistent with such automatic acceleration), become immediately due and payable, both as to principal, interest and other charges, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, anything contained herein or in the Notes or other evidence of such Obligations to the contrary notwithstanding, (b) all outstanding Obligations under the Notes, and all other outstanding Obligations, shall bear interest at the default rates of interest provided in the Notes, (c) the Lender may file suit against the Borrower on the Notes and against the Borrower and the Subsidiaries under the other Loan Documents and/or seek specific performance or injunctive relief thereunder (whether or not a remedy exists at law or is adequate), (d) the Lender shall have the right, in accordance with the Security Documents, to exercise any and all remedies in respect of such or all of the Collateral as the Lender may determine in its discretion (without any requirement of marshalling of assets or other such requirement, all of which are hereby waived by the Borrower), and (e) the Revolving Credit Commitment shall, at the Lender’s option (except in the case of Sections 7.01(f) and 7/01(g) hereof, the occurrence of which shall automatically effect termination, regardless of any action or forbearance in respect of any prior or ongoing Default or Event of Default which may be inconsistent with such automatic termination), be immediately terminated or reduced, and the Lender shall be under no further obligation to consider making any further Advances.

VIII.        PARTICIPATING LENDERS; ASSIGNMENT

Section 8.01.  Participations.  Anything in this Agreement to the contrary notwithstanding, the Lender may, at any time and from time to time, without in any manner affecting or impairing the validity of any Obligations, transfer, assign or grant participating interests in the Loans as the Lender shall in its sole discretion determine, to such other Persons (the “Participants”) as the Lender may determine.  Upon any such transfer, assignment or granting of participating interests, the Participants shall be deemed to be included within the term “Lender” for all purposes of this Agreement, subject to such agreements and arrangements as the Lender and the Participants may agree upon. Notwithstanding the granting of any such participating interests: (a) the Borrower shall look solely to the Lender for all purposes of this Agreement and the transactions contemplated hereby, (b) the Borrower shall at all times have the right to rely upon any waivers or consents signed by the Lender as being binding upon all of the Participants, and (c) all communications in respect of this Agreement and such transactions shall remain solely between the Borrower and the Lender (exclusive of Participants) hereunder.

Section 8.02.  Transfer and Assignment.  Anything in this Agreement to the contrary notwithstanding, the Lender may, at any time and from time to time, without in any manner affecting or impairing the validity of any Obligations, transfer and assign all or any portion of its interest in this Agreement, the Notes and the other Loan Documents to any Person (an “Assignee Lender”) as the Lender may determine; provided, however, that unless an Event of Default exists at the time of the assignment, the Assignee Lender (a) shall be a financial institution, investment fund or other financial entity which has a net worth of $75,000,000 or more (as represented and warranted to the Lender by such prospective Assignee Lender) and which regularly engages, as part of its normal business operations, in the making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit, and (b) shall not be a business which, to the Lender’s knowledge, derives any material revenues (directly or through any parent or subsidiary) from environmental health and safety compliance services (including transportation or treatment of Hazardous Substances.  Upon any such transfer or assignment, the Assignee Lender shall be deemed to succeed (to the extent of the interest assigned) to the rights and obligations of the Lender for all purposes of this Agreement.  In the event of any transfer and assignment of the Lender’s entire interest in this Agreement, the Notes and the Security Documents, the Lender shall be replaced by the Assignee Lender as “Secured Party” under the Collateral Agreement and all other Security Documents.

Section 8.03.  Recordation of Assignment.  In respect of any negotiation, transfer or assignment of all or any portion of any Lender’s interest in this Agreement, any Note and/or any other Loan Documents at any time and from time to time, the following provisions shall be applicable:

(a)           The Borrower, or any agent appointed by the Borrower, shall maintain a register (the “Register”) in which there shall be recorded the name and address of each Person holding any Note(s) hereunder or any commitment to lend hereunder, and the principal amount payable to such Person under such Person’s Note(s) or committed by such Person under such Person’s lending commitment.  The Borrower hereby irrevocably appoints the Lender (and/or any subsequent Lender appointed by the Lender then maintaining the Register) as the Borrower’s agent for the purpose of maintaining the Register.

(b)           In connection with any negotiation, transfer or assignment as aforesaid, the transferor/assignor shall deliver to the Lender then maintaining the Register an assignment and assumption agreement executed by the transferor/assignor and the transferee/assignee, setting forth the specifics of the subject transaction, including but not limited to the amount and nature of Obligations and/or lending commitments being transferred or assigned (and being assumed, as applicable), and the proposed effective date of such transfer or assignment and the related assumption (if applicable).

(c)           Subject to receipt of completed tax forms (indicating withholding status, or exemption from withholding, as applicable, of the transferee/assignee) reasonably required by the Person then maintaining the Register, and (if required by such Person) surrender of the negotiated, transferred or assigned Note(s) for reissuance by the Borrower, such Person shall record the subject transfer, assignment and assumption in the Register.  Anything contained in any Note or other Loan Document to the contrary notwithstanding, no negotiation, transfer or assignment shall be effective until it is recorded in the Register pursuant to this Section 8.03(c).  The entries in the Register shall be conclusive and binding for all purposes, absent manifest error; and the Borrower and each Lender shall treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrower and each Lender at any reasonable time and from time to time upon reasonable prior notice.

IX.           MISCELLANEOUS

Section 9.01.  Survival.  This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto, shall survive the making by the Lender of the Loans and the execution and delivery to the Lender of the Notes, and shall continue in full force and effect for so long as the Notes or any other Obligations are outstanding and unpaid or the Revolving Credit Commitment remains outstanding.  Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and permitted assigns of such party; and all covenants, promises and agreements in this Agreement contained, by or on behalf of the Borrower shall inure to the benefit of the successors and assigns of the Lender.

Section 9.02.  Indemnification.  The Borrower shall indemnify the Lender and its directors, managers, officers, employees, attorneys and agents against, and shall hold the Lender and such Persons harmless from, any and all losses, claims, damages and liabilities and related expenses, including reasonable counsel fees and expenses, incurred by the Lender or any such Person arising out of, in any way connected with, or as a result of: (a) the use of any of the proceeds of the Loans made by the Lender to the Borrower; (b) this Agreement, the ownership and operation of the Borrower’s and any Subsidiary’s assets, including all Real Properties and improvements or any Contract, the performance by the Borrower or any other Person of their respective obligations thereunder, and the consummation of the transactions contemplated by this Agreement; (c) any finder’s fee, brokerage commission of other such obligation payable or alleged to be payable in respect of the transactions contemplated by this Agreement which arises or is alleged to arise from any agreement, action or conduct of the Borrower or any of its Affiliates, and/or (d) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not the Lender or its directors, officers, managers, employees, attorneys or agents are a party thereto; provided that such indemnity shall not apply to any such losses, claims, damages, liabilities or related expenses arising from (i) any unexcused breach by the Lender of any of its obligations under this Agreement, (ii) the willful misconduct or gross negligence of the Lender as determined by a final, non-appealable judgment of a court of competent jurisdiction, or (iii) the breach of any commitment or legal obligation of the Lender to any Person other than the Borrower or its Affiliates, provided that such breach is determined pursuant to a final and nonappealable decision of a court of competent jurisdiction.  The foregoing indemnity shall remain operative and in full force and effect regardless of the expiration or any termination of this Agreement, the consummation of the transactions contemplated by this Agreement, the repayment of the Loans, the invalidity or unenforceability of any term or provision of any Loan Document, any investigation made by or on behalf of the Lender, and the content or accuracy of any representation or warranty made by the Borrower or any Subsidiary in any Loan Document.  All amounts due under this Section 9.02 shall be payable on written demand therefor.

Section 9.03.  Governing Law.  This Agreement and the other Loan Documents shall (irrespective of where same are executed and delivered) be governed by and construed in accordance with the laws of the State of New York (without giving effect to principles of conflicts of laws other than Sections 5-1401 and 5-1402 of the New York General Obligations Law).

Section 9.04.  Waiver and Amendment.  Neither any modification or waiver of any provision of this Agreement, the Notes, or any other Loan Document, nor any consent to any departure by the Borrower or any Subsidiary therefrom, shall in any event be effective unless the same shall be set forth in writing duly signed or acknowledged by the Lender and all parties to such Loan Document, and then such waiver or consent shall be effective only in the specific instance, and for the specific purpose, for which given.  No notice to or demand on the Borrower in any instance shall entitle the Borrower to any other or future notice or demand in the same, similar or other circumstances.

Section 9.05.  Reservation of Remedies.  Neither any failure nor any delay on the part of the Lender in exercising any right, power or privilege hereunder or under the Notes or any other Loan Document shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or future exercise, or the exercise of any other right, power or privilege.

Section 9.06.  Notices.  All notices, requests, demands and other communications under or in respect of this Agreement or any transactions hereunder shall be in writing (which may include telegraphic or telecopied communication) and shall be personally delivered or mailed (by prepaid registered or certified mail, return receipt requested), sent by prepaid recognized overnight courier service, or telegraphed or telecopied by facsimile transmission to the applicable party at its address or telecopier number indicated below.

If to the Lender:

CVC California, LLC
CityPlace Tower
525 Okeechobee Blvd., Suite 1050
West Palm Beach, FL 33401
Attention: Chief Financial Officer
Telecopier: (561) 727-2100

with a copy to:

Greenberg Traurig, LLP
200 Park Avenue
New York, New York  10166
Attention:  Shahe Sinanian, Esq.
Telecopier: (212) 801-6400

If to the Borrower:

General Environmental Management, Inc.
3191 Temple Avenue, Suite 250
Pomona, California  91768
Attention: Timothy J. Koziol
Telecopier:  (909) 444-8356

with a copy to:

deCastro, PC
309 Laurel Street
San Diego, California  92101
Attention: Stanley M. Moskowitz, Esq.
Telecopier: (619) 702-9401

or, as to each party, at such other address or telecopier number as shall be designated by such party in a written notice to the other party delivered as aforesaid.  All such notices, requests, demands and other communications shall be deemed given (a) when personally delivered, (b) three (3) Business Days after being deposited in the mails with postage prepaid (by registered or certified mail, return receipt requested), (c) one (1) Business Day after being delivered to the telegraph company or overnight courier service, if prepaid and sent overnight delivery, addressed as aforesaid and with all charges prepaid or billed to the account of the sender, or (d) when sent by facsimile transmission to a telecopier number designated by such addressee.

Section 9.07.  Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the Borrower and the Lender and their respective successors and assigns, except that the Borrower shall not assign any of its rights or obligations hereunder without the prior written consent of the Lender.

Section 9.08.  Consent to Jurisdiction; Waiver of Jury Trial.  The Borrower hereby consents to the jurisdiction of all courts of the State of New York and the United States District Court for the Southern District of New York, as well as to the jurisdiction of all courts from which an appeal may be taken from such courts, for the purpose of any suit, action or other proceeding arising out of or with respect to this Agreement, any other Loan Document, any other agreements, instruments, certificates or other documents executed in connection herewith or therewith, or any of the transactions contemplated hereby or thereby, or any of the Borrower’s or any Subsidiary’s obligations hereunder or thereunder.  The Borrower hereby waives the right to interpose any counterclaims (other than compulsory counterclaims) in any action brought by the Lender hereunder or in respect of any other Loan Document, provided that this waiver shall not preclude the Borrower from pursuing any such claims by means of separate proceedings.  THE BORROWER HEREBY EXPRESSLY WAIVES ANY AND ALL OBJECTIONS WHICH IT MAY HAVE AS TO VENUE IN ANY OF SUCH COURTS, AND ALSO WAIVES TRIAL BY JURY IN ANY SUCH SUIT, ACTION OR PROCEEDING.  The Lender may file a copy of this Agreement as evidence of the foregoing waiver of right to jury trial.

Section 9.09.  Certain Waivers.  The Borrower hereby waives any claims for special, consequential or punitive damages in any way arising out of or relating to this Agreement, any of the other Loan Documents, or any breach hereof or thereof.

Section 9.10.  Severability.  If any provision of this Agreement is held invalid or unenforceable, either in its entirety or by virtue of its scope or application to given circumstances, such provision shall thereupon be deemed modified only to the extent necessary to render same valid, or not applicable to given circumstances, or excised from this Agreement, as the situation may require, and this Agreement shall be construed and enforced as if such provision had been included herein as so modified in scope or application, or had not been included herein, as the case may be.

Section 9.11.  Captions.  The Article and Section headings in this Agreement are included herein for convenience of reference only, and shall not affect the construction or interpretation of any provision of this Agreement.

Section 9.12.  Sole and Entire Agreement.  This Agreement, the Notes, the other Loan Documents, and the other agreements, instruments, certificates and documents referred to or described herein and therein constitute the sole and entire agreement and understanding between the parties hereto as to the subject matter hereof, and supersede all prior discussions, agreements and understandings of every kind and nature between the parties as to such subject matter.

Section 9.13.  Confidentiality.  The Lender shall not disclose any Confidential Information to any Person without the prior written consent of the Borrower; provided, however, that nothing herein contained shall limit any disclosure of the tax structure of the transactions contemplated hereby, or the disclosure of any information (a) to the extent required by statute, rule, regulation or judicial process, (b) to counsel for the Lender, (c) to bank examiners, auditors, accountants or, if required by law, any regulatory authority, (d) to the officers, partners, managers, directors, employees, agents and advisors (including independent auditors and counsel) of the Lender, provided that such Persons shall be bound by this Section 9.13, (e) in connection with any litigation which relates to this Agreement to which the Lender is a party, (f) to a subsidiary or Affiliate of the Lender, or (g) to any assignee or participant (or prospective assignee or participant) which agrees to be bound by this Section 9.13, and further provided, that in no event shall the Lender be obligated or required to return any materials furnished by the Borrower.  The obligations of the Lender under this Section 9.13 shall supersede and replace the obligations of the Lender under any confidentiality letter in respect of this financing previously signed and delivered by the Lender to the Borrower.

Section 9.14.  Counterparts; Fax Signatures.  This Agreement may be executed in any number of counterparts, all of which shall constitute one and the same agreement.  This Agreement may be executed by fax and electronic signatures, each of which shall be fully binding on the signing party.

Section 9.15.  Effect on Other Loan Documents.  From and after the Closing Date, (a) this Agreement shall amend, modify and supersede the Original Agreement in its entirety, provided that this Agreement shall not revoke any transactions effected under the Original Agreement or effect a novation of any Obligations outstanding under the Original Agreement, (b) all references to the “Loan Agreement” in the various Loan Documents shall be deemed to refer to this Agreement, (c) all references to the “Notes” (or any individual Note) contained in the various Loan Documents shall mean and refer to the Notes (or the corresponding Note(s)) issued pursuant to this Agreement, and (d) all references to the “Warrants” (or any individual Warrant) contained in the various Loan Documents shall mean and refer to the Warrant issued pursuant to this Agreement.  Promptly following the Closing Date, the Lender shall return to the Borrower the Notes and the Warrants issued pursuant to the Original Agreement, each marked “canceled”.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officer as of the day and year first written above.

CVC CALIFORNIA, LLC

By:	/s/
Name: Gary E. Jaggard Title: Managing Director

GENERAL ENVIRONMENTAL MANAGEMENT, INC.

By:	/s/
Name: Title:

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